Exhibit 10(a)
REVOLVING CREDIT
AND
SECURITY AGREEMENT
NATIONAL CITY BUSINESS CREDIT, INC.
(AS LENDER, ADMINISTRATIVE AGENT AND AS COLLATERAL AGENT)
and
NATIONAL CITY BANK
(AS ISSUER)
and
SUCH OTHER LENDERS WHICH ARE NOW OR HEREAFTER A PARTY HERETO
and
LESCO, INC.
(AS BORROWING AGENT AND AS A BORROWER)
and
THE OTHER BORROWERS PARTY HERETO
(AS BORROWERS)
Date September 27, 2006

TABLE OF CONTENTS

I.		DEFINITIONS	1
	1.1	Accounting Terms	1
	1.2	General Terms	1
	1.3	Uniform Commercial Code Terms	21
	1.4	Certain Matters of Construction	21

II.		ADVANCES, PAYMENTS	22
	2.1	Revolving Advances	22
	2.2	Procedure for Borrowing Advances	23
	2.3	Disbursement of Advance Proceeds	25
	2.4	Maximum Advances	26
	2.5	Repayment of Advances	26
	2.6	Repayment of Excess Advances	27
	2.7	Statement of Account	27
	2.8	Letters of Credit	27
	2.9	Issuance of Letters of Credit	28
	2.10	Requirements For Issuance of Letters of Credit	29
	2.11	Additional Payments	31
	2.12	Manner of Borrowing and Payment	31
	2.13	Reserved	33
	2.14	Use of Proceeds	33
	2.15	Defaulting Lender	33

III.		INTEREST AND FEES	34
	3.1	Interest	34
	3.2	Letter of Credit Fees	35
	3.3	Facility Fee	36
	3.4	Collateral Fees	36
	3.5	Initial Fee	36
	3.6	Computation of Interest and Fees	37
	3.7	Maximum Charges	37
	3.8	Increased Costs	37
	3.9	Basis For Determining Interest Rate Inadequate or Unfair	38
	3.10	Capital Adequacy	38

IV.		COLLATERAL: GENERAL TERMS	39
	4.1	Security Interest in the Collateral	39
	4.2	Perfection of Security Interest	40
	4.3	Disposition of Collateral	40
	4.4	Preservation of Collateral	40
	4.5	Ownership of Collateral	41
	4.6	Defense of Agent’s and Lenders’ Interests	41
	4.7	Books and Records	42
	4.8	Financial Disclosure	42
	4.9	Compliance with Laws	42
	4.10	Inspection of Premises	43
	4.11	Insurance	43
	4.12	Failure to Pay Insurance	44
	4.13	Payment of Taxes	44
	4.14	Payment of Leasehold Obligations	45
	4.15	Receivables	45
	4.16	Maintenance of Equipment	48
	4.17	Exculpation of Liability	48

i

	4.18	Environmental Matters	49
	4.19	Financial Statements	51

V.		REPRESENTATIONS AND WARRANTIES	51
	5.1	Authority	51
	5.2	Formation and Qualification	52
	5.3	Survival of Representations and Warranties	52
	5.4	Tax Returns	52
	5.5	Financial Statements	53
	5.6	Corporate Name	54
	5.7	O.S.H.A. and Environmental Compliance	54
	5.8	Solvency; No Litigation, Violation, Indebtedness or Default	54
	5.9	Patents, Trademarks, Copyrights and Licenses	56
	5.10	Licenses and Permits	56
	5.11	Default of Indebtedness	56
	5.12	No Default	56
	5.13	No Burdensome Restrictions	57
	5.14	No Labor Disputes	57
	5.15	Margin Regulations	57
	5.16	Investment Company Act	57
	5.17	Disclosure	57
	5.18	Hedging Contracts	57
	5.19	Conflicting Agreements	58
	5.20	Application of Certain Laws and Regulations	58
	5.21	Business and Property of the Loan Parties	58
	5.22	Section 20 Subsidiaries	58
	5.23	Anti-Terrorism Laws	58
	5.24	Credit Card Agreements	59

VI.		AFFIRMATIVE COVENANTS	59
	6.1	Payment of Fees	59
	6.2	Conduct of Business and Maintenance of Existence and Assets	59
	6.3	Violations	60
	6.4	Government Receivables	60
	6.5	Fixed Charge Coverage Ratio	60
	6.6	Threshold Availability	60
	6.7	Execution of Supplemental Instruments	61
	6.8	Payment of Indebtedness	61
	6.9	Standards of Financial Statements	61
	6.10	Anti-Terrorism Laws	61

VII.		NEGATIVE COVENANTS	61
	7.1	Merger, Consolidation, Acquisition and Sale of Assets	62
	7.2	Creation of Liens	62
	7.3	Guarantees	62
	7.4	Investments	62
	7.5	Loans	62
	7.6	Capital Expenditures	63
	7.7	Dividends	63
	7.8	Indebtedness	64
	7.9	Nature of Business	64
	7.10	Transactions with Affiliates	64
	7.11	Leases	64
	7.12	Subsidiaries	65
	7.13	Fiscal Year and Accounting Changes	65
	7.14	Pledge of Credit	65

	7.15	Amendment of Articles of Incorporation, By-Laws, Articles of Organization, Operating Agreement, Etc.	65
	7.16	Compliance with ERISA	65
	7.17	Credit Card Agreements	66
	7.18	Prepayment of Indebtedness	66

VIII.		CONDITIONS PRECEDENT	66
	8.1	Conditions to Initial Advances	66
	8.2	Conditions to Each Advance	70
	8.3	Post-Closing Conditions to Advances	71

IX.		INFORMATION AS TO THE LOAN PARTIES	71
	9.1	Disclosure of Material Matters	71
	9.2	Schedules.	72
	9.3	Environmental Reports	73
	9.4	Litigation	73
	9.5	Material Occurrences	73
	9.6	Government Receivables	73
	9.7	Annual Financial Statements	73
	9.8	Quarterly and Monthly Financial Statements	74
	9.9	Other Reports	74
	9.10	Additional Information	74
	9.11	Projected Operating Budget	75
	9.12	Notice of Suits, Adverse Events	75
	9.13	ERISA Notices and Requests	75
	9.14	Credit Card Agreements	76
	9.15	Additional Documents	76

X.		EVENTS OF DEFAULT	76
	10.1	Payment of Obligations	76
	10.2	Misrepresentations	76
	10.3	Failure to Furnish Information	77
	10.4	Liens Against Assets	77
	10.5	Breach of Covenants	77
	10.6	Judgment	77
	10.7	Insolvency and Related Proceedings of the Loan Parties	77
	10.8	Insolvency; Cessation of Operations	77
	10.9	Bankruptcy	78
	10.10	Material Adverse Effect	78
	10.11	Loss of Priority Lien	78
	10.12	Breach of Material Agreements	78
	10.13	Cross Default; Cross Acceleration	78
	10.14	Termination of Guaranty	79
	10.15	Change of Control	79
	10.16	Invalidity of Credit Agreement	79
	10.17	Loss of Material Intellectual Property	79
	10.18	Destruction of Collateral	79
	10.19	Business Interruption	79
	10.20	ERISA Events	80

XI.		LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT	80
	11.1	Rights and Remedies	80
	11.2	Agent’s Discretion	81
	11.3	Setoff	81
	11.4	Rights and Remedies not Exclusive	81
	11.5	Allocation of Payments After Event of Default	81

XII.		WAIVERS AND JUDICIAL PROCEEDINGS	82
	12.1	Waiver of Notice	82
	12.2	Delay	83
	12.3	Jury Waiver	83

XIII.		EFFECTIVE DATE AND TERMINATION	83
	13.1	Term	83
	13.2	Termination	83

XIV.		REGARDING AGENT	84
	14.1	Appointment	84
	14.2	Nature of Duties	84
	14.3	Lack of Reliance on Agent and Resignation	85
	14.4	Certain Rights of Agent	86
	14.5	Reliance	86
	14.6	Notice of Default	86
	14.7	Indemnification	86
	14.8	Agent in its Individual Capacity	87
	14.9	Delivery of Documents	87
	14.10	Borrowers’ Undertaking to Agent	87
	14.11	No Reliance on Agent’s Customer Identification Program	87
	14.12	Collateral Matters	87
	14.13	Borrowing Agency Provisions	89
	14.14	Waivers	90

XV.		[RESERVED]	90

XVI.		MISCELLANEOUS	90
	16.1	Governing Law	90
	16.2	Entire Understanding	91
	16.3	Transfers and Assignments	93
	16.4	Application of Payments	97
	16.5	Indemnity	97
	16.6	Notice	97
	16.7	Survival	100
	16.8	Severability	100
	16.9	Expenses	100
	16.10	Injunctive Relief	100
	16.11	Consequential Damages	101
	16.12	Captions	101
	16.13	Counterparts; Telecopied Signatures	101
	16.14	Construction	101
	16.15	Confidentiality; Sharing Information	101
	16.16	USA Patriot Act	102
	16.17	Publicity	102
	16.18	Posting of Approved Electronic Communications	102
	16.19	WAIVER OF JURY TRIAL	103
	16.20	CONFESSION OF JUDGMENT	103

REVOLVING CREDIT AND SECURITY AGREEMENT
               This Revolving Credit and Security Agreement (this “Agreement”), has been executed and dated as of September 27, 2006 by and among the Borrowers (as hereinafter defined), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually, a “Lender”), National City Business Credit, Inc., an Ohio corporation (“NCBC”), as administrative agent and collateral agent for the Lenders and the Issuer (as hereinafter defined) (NCBC, in such capacity, the “Agent”), and National City Bank, a national banking association, as the lead arranger and Issuer.
               IN CONSIDERATION of the mutual covenants and undertakings herein contained, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders, the Agent and the Issuer hereby agree as follows:
     I. DEFINITIONS.
     1.1 Accounting Terms.
               As used in this Agreement, the Notes, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP. All financial computations to be made under this Agreement shall, unless otherwise specifically provided herein, be made in accordance with GAAP applied on a basis consistent in all material respects with the financial statements delivered to the Agent and the Lenders on or prior to the Closing Date.
     1.2 General Terms.
               For purposes of this Agreement, the following terms shall have the following meanings:
               “Accountants” shall have the meaning set forth in Section 9.7.
               “Advances” shall mean and include the Revolving Advances and Letters of Credit.
               “Advance Rates” shall have the meaning set forth in Section 2.1(a) hereof.
               “Affected Lender” shall have the meaning set forth in Section 16.3(h) hereof.
               “Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote five percent (5%) or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
               “Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.
               “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the higher of: (a) the rate of interest which is established from time to time by National City Bank at its principal office in Cleveland, Ohio as its “prime rate” or “base rate” in effect, such rate to be adjusted automatically, without notice, as of the opening of business on the effective date of any change in such rate (it being agreed that: (i) such rate is not necessarily the lowest rate of interest then available from National City Bank on fluctuating rate loans and (ii) such rate may be established by National City Bank by public announcement or otherwise) and (b) the Federal Funds Effective Rate in effect on such day plus one half of one percent (.50%).
               “Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).
               “Applicable Base Rate Margin” shall have the meaning set forth in Section 3.1(b) hereof.
               “Applicable Facility Fee Percentage” shall have the meaning set forth in Section 3.3 hereof.
               “Applicable Letter of Credit Fee Percentage” shall have the meaning set forth in Section 3.2(a) hereof.
               “Applicable LIBOR Rate Margin” shall have the meaning set forth in Section 3.1(b) hereof.
               “Approved Electronic Communications” shall mean each notice, demand, communication, information, document and other material that any party is obligated to, or otherwise chooses to, provide to the Agent and the Lenders by electronic transmission pursuant to this Agreement or any Other Document or the transactions contemplated therein, including, without limitation, any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (a) any Advance request, Letter of Credit application, any request for conversion, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing borrowing, (b) any other notice relating to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefore, (c) all notices of any Default or Event of Default and (d) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article VIII or any other condition to any borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

               “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 16.3), and accepted by the Agent, in form and substance acceptable to the Agent.
               “Authority” shall have the meaning set forth in Section 4.18(d) hereof.
               “Availability Block” shall mean Ten Million Dollars ($10,000,000); provided that the Availability Block shall be released at such time as the Loan Parties are in compliance with the financial standards contained in Section 6(d) of the TCS Supply Agreement for at least one fiscal quarter; and, provided further that, the Availability Block shall immediately be reinstated at such time as the Loan Parties are not in compliance with the financial standards contained in Section 6(d) of the TCS Supply Agreement.
               “Blocked Account Agreements” shall mean, collectively, each of the Blocked Account Agreements in form and substance satisfactory to the Agent, entered into by the Borrowers, as applicable, the Agent and the applicable Lockbox Bank at which the applicable Collection Account is located, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.
               “Blocked Person” shall have the meaning assigned to such term in Section 5.23(b) hereof.
               “Borrower” shall mean LESCO, Inc., its wholly-owned Subsidiaries and any other Person who may hereafter become a party hereto and “Borrowers” shall collectively mean all such Persons.
               “Borrowing Agent” shall mean LESCO, Inc.
               “Borrowing Base Certificate” shall mean a certificate duly executed by an officer of the Borrowing Agent appropriately completed and in substantially the form of Exhibit A hereto.
               “Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Cleveland, Ohio and, if the applicable Business Day relates to any Libor Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.
               “Capital Expenditures” shall mean any expenditure made or liability incurred which is, determined in accordance with GAAP, treated as a capital expenditure and not as an expense item for the year in which it was made or incurred, as the case may be.
               “Cash Concentration Account” shall mean, with respect to the Borrowers, that certain commercial deposit account at National City Bank, in the name of NCBC, designated as “National City Business Credit, Inc. (as Agent for the benefit of the Lenders and the Issuer) LESCO, Inc. Cash Concentration Account”, which shall be: (a) maintained by the Agent with National City Bank pursuant to a Deposit Account Agreement, without liability by the Agent or National City Bank to pay interest thereon, (b) the funds within which shall be the sole and exclusive property of the Agent for the pro rata benefit of the Lenders and (c) from which account the Agent shall have the irrevocable and exclusive right to withdraw funds until all of the Obligations are paid, performed, satisfied and enforced in full and the commitments of the Lenders to make Advances hereunder and all Letters of Credit have terminated.
               “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.
               “Change of Control” shall mean (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of control of any Loan Party other than LESCO, Inc. or (b) any merger or consolidation of or with any Loan Party in which the Loan Party is not the surviving party or sale of all or substantially all of the property or assets of any Loan Party. For purposes of this definition, “control of Loan Party” shall mean the power, direct or indirect (x) to vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of any Loan Party or (y) to direct or cause the direction of the management and policies of any Loan Party by contract or otherwise.
               “Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other similar governmental authority, domestic or foreign (including, without limitation, the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Loan Party or any of its Affiliates.
               “CIP Regulations” shall have the meaning assigned to such term in Section 14.11 hereof.
               “Closing Date” shall mean September 27, 2006 or such other date as may be agreed to by the parties hereto.
               “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.
               “Collateral” shall mean all property owned by each Borrower, whether now owned or existing, or hereafter arising or acquired or received by a Borrower, wherever located, including without limitation:
               (a) all Receivables;
               (b) all Equipment;
               (c) all General Intangibles;
               (d) all Inventory;
               (e) all Investment Property;

               (f) all of each Loan Party’s right, title and interest in and to (i) its respective goods and other personal property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Loan Party’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lien or, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Loan Party from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing this Agreement; (v) all of each Loan Party’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts including, but not limited to, the Blocked Accounts, letters of credit, and money; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by any Loan Party, all real and personal property of third parties in which such Loan Party has been granted a lien or security interest as security for the payment or enforcement of Receivables; and (viii) any other goods or personal property, if any, in which any Loan Party may hereafter in writing grant a security interest to the Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between the Agent and any Loan Party;
               (g) all of each Loan Party’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computer software (owned by any Loan Party or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e) or (f) of this Paragraph; and
               (h) all proceeds and products of (a), (b), (c), (d), (e), (f) and (g) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.
               “Collection Accounts” shall have the meaning set forth in Section 4.15(g) hereof.
               “Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 16.3 hereof.
               “Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.
               “Contract Rate” shall mean, as of the date of determination, an interest rate per annum equal to (a) the Alternate Base Rate plus the Applicable Base Rate Margin with respect to Domestic Rate Loans and (b) the sum of the Libor Rate plus the Applicable LIBOR Rate Margin with respect to Libor Rate Loans.

               “Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.
               “Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.
               “Customs” shall have the meaning set forth in Section 2.10(c) hereof.
               “Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.
               “Default Rate” shall have the meaning set forth in Section 3.1(d) hereof.
               “Defaulting Lender” shall have the meaning set forth in Section 2.15(a) hereof.
               “Deposit Account Agreement” shall have the meaning set forth in Section 4.15(g) hereof.
               “Dollar” and the sign “$” shall mean lawful money of the United States of America.
               “Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.
               “Earnings Before Interest and Taxes” shall mean for any fiscal period the sum of (i) net income (or loss) of the Loan Parties and their Subsidiaries determined on a consolidated basis for such period (excluding extraordinary gains and extraordinary non-cash losses) in accordance with GAAP, (ii) plus all interest expense of the Loan Parties and their Subsidiaries determined on a consolidated basis for such period in accordance with GAAP and (iii) plus all charges against or minus credits to income of the Loan Parties and their Subsidiaries for federal, state and local taxes determined on a consolidated basis for such period in accordance with GAAP.
               “EBITDA” shall mean for any fiscal period the sum of (i) Earnings Before Interest and Taxes for such period, (ii) plus depreciation expenses of the Loan Parties and their Subsidiaries determined on a consolidated basis for such period, and (iii) plus amortization expenses of the Loan Parties and their Subsidiaries determined on a consolidated basis for such period in accordance with GAAP.
               “Eligible Assignee” shall mean any of the following Persons: (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person (other than a natural person) approved by (i) so long as no default or Event of Default has occurred, the Borrowing Agent, the approval of which shall not be unreasonably withheld, (ii) the Agent, and (iii) in the case of any assignment of a commitment to make Advances hereunder, the Issuer, provided, that, notwithstanding the foregoing, a Person shall only be an “Eligible Assignee” if (i) such Person shall have complied with the requirements of Section 16.17, and (ii) the assignment to or participation of such Person shall not constitute a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code).
               “Eligible Credit Card Receivables” means, at any time, Receivables (other than Eligible Receivables) due to the Borrowers (net of standard chargebacks and standard fees due to the credit card issuer or processor and without reference to any rights of customers to return goods) from (a) General Electric Financial Corporation, Visa, MasterCard, American Express Co., Discover, to the extent processed by a major credit card processor, and (b) other major credit card issuers and/or processors acceptable to the Agent, that (i) arise in the ordinary course of business for the purchase of merchandise which has been earned by performance and (ii) are deemed by the Agent to be eligible as the basis for Advances hereunder. Without limiting the Agent’s discretion provided herein, Eligible Credit Card Receivables shall not include Receivables:
(a)	that are not subject to a first priority perfected Lien in favor of the Agent;

(b)	that are subject to any Lien other than (i) a Lien in favor of the Agent and (ii) a Permitted Encumbrance;

(c)	that are past due or have been outstanding for more than 5 Business Days since the date of the corresponding sale;

(d)	with respect to which one or more of the Borrowers does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens in favor of the Agent or a Permitted Encumbrance);

(e)	with respect to which the related sale is not in accordance with the terms and conditions of all purchase orders, contracts, or other documents relating thereto and forming a part of a contract between one or more of the Borrowers and the account debtor, and, in the case of goods, title to the goods has passed from a Borrower to the purchaser;

(f)	that are disputed; subject, in the case of General Electric Financial Corporation, to recourse against the Borrowers (unless such recourse requires at least 120 days of mitigation efforts prior to any required payment by a Borrower); or with respect to which a claim, counterclaim, offset, judgment, defense, dispute, deduction, or chargeback has been asserted but only to the extent of such dispute, recourse, claim, counterclaim, offset, judgement, defense, dispute, deduction or chargeback; or

(g)	which the Agent determines may not be paid by reason of the account debtor’s inability to pay or which the Agent otherwise determines is unacceptable.

               “Eligible Inventory” shall mean and include with respect to each Borrower, Inventory, excluding work-in-process and raw materials (unless otherwise deemed eligible by the Agent), of each Borrower, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in the Agent’s reasonable opinion, obsolete, slow moving or unmerchantable and which the Agent, in its sole and reasonable discretion, shall not deem ineligible Inventory, based on such considerations as the Agent may from time to time reasonably deem appropriate including, without limitation, whether the Inventory is subject to a perfected, first priority security interest in favor of the Agent and whether the Inventory conforms to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof.
In addition, no Inventory of any Borrower shall be Eligible Inventory if it:
               (a) is not owned by such Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Inventory), except the Liens in favor of the Agent, on behalf of itself and the Lenders, and other Permitted Encumbrances (notwithstanding the foregoing no seed inventory subject to any Lien other than Liens of the Agent or the Lenders shall be included as Eligible Inventory);
               (b) (i) is not located on one of Borrowers’ Stores-on-Wheels® vehicles or on premises owned, leased or rented by such Borrower and located in the continental United States and set forth in Schedule 4.5 (as such Schedule may be updated from time to time), or (ii) is stored at a leased location, unless it is located in the continental United States and a reasonably satisfactory landlord waiver has been delivered to the Agent, or a Reserve equal to three (3) months’ rent thereat has been established by the Agent with respect thereto or (iii) is stored with a bailee or warehouseman unless it is located in the continental United States and a reasonably satisfactory warehouseman waiver or a reasonably satisfactory, acknowledged bailee letter has been received by the Agent or, except in the case where Turf Care Supply Corp. shall act as the bailee or warehouseman, in which case Section 8.3 shall apply, a Reserve equal to three (3) months’ rent thereat has been established by the Agent with respect thereto, or (iv) is located at a location owned by a Borrower that is subject to a mortgage in favor of a lender other than the Agent unless it is located in the continental United States and a reasonably satisfactory mortgagee waiver has been delivered to the Agent, or a Reserve equal to three (3) months’ mortgage payment thereat has been established by the Agent with respect thereto;
               (c) is in transit unless such otherwise Eligible Inventory is (i) in transit from a domestic location owned by a Borrower (or leased and subject to a waiver, bailee letter or Reserve as specified in subparagraph (b) immediately above) or a domestic location identified on Schedule 8.1 (as such Schedule may be updated from time to time) to a domestic location owned by a Borrower (or leased and subject to a waiver, bailee letter or Reserve as specified in subparagraph (b) immediately above) or a location identified on Schedule 8.1 (as such Schedule may be updated from time to time) or (ii) inventory for which title has passed to such Borrower, which is insured to the full value thereof and with respect to which (A) all negotiable bills of lading shall be properly endorsed and in the Agent’s possession and (B) all non-negotiable bills of lading shall be issued in the Agent’s name;

               (d) is covered by a negotiable document of title, unless such document has been delivered to the Agent with all necessary endorsements, free and clear of all Liens except Permitted Encumbrances;
               (e) is placed on consignment (or is being held pursuant to a consignment agreement);
               (f) is purged (i.e., excess or obsolete), unsalable, shopworn, seconds, damaged or unfit for sale;
               (g) consists of goods which have been returned by the Customer, excluding goods that are salable or returned for reprocessing in the ordinary course of business;
               (h) consists of display items or packing or shipping materials, manufacturing supplies or replacement parts for a Borrower’s consumption (and not, for example, stocking parts for sale (e.g., replacement parts for mower decks);
               (i) is not of a type held for sale in the ordinary course of such Borrower’s business;
               (j) breaches any of the representations or warranties pertaining to Inventory of such Borrower set forth in this Agreement or in any of the Other Documents;
               (k) consists of any costs associated with “freight-in” charges to the extent of any costs associated with freight-in charges;
               (l) consists of any gross profit mark-up in connection with the sale and distribution thereof to any division of any Borrower or to any Affiliate of such Borrower;
               (m) consists of Hazardous Substances or goods that can be transported or sold only with licenses that are not held by a Borrower;
               (n) is not covered by casualty insurance as required by terms of this Agreement reasonably acceptable to the Agent;
               (o) was produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provision contained in Title 29 U.S.C. Section 215(a)(1); or
               (p) is not otherwise satisfactory to the Agent as determined in good faith by the Agent in the exercise of its discretion in a reasonable manner.
               “Eligible Receivables” shall mean and include with respect to each Borrower, each Receivable consisting solely of accounts of such Borrower arising in the ordinary course of such Borrower’s business and which the Agent, in its sole and reasonable credit judgment, shall deem to be an Eligible Receivable, based on such considerations as the Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to the Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence reasonably satisfactory to the Agent. In addition, no Receivable of a Borrower shall be an Eligible Receivable if:
               (a) it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;
               (b) it is unpaid more than ninety (90) days after the original invoice date;
               (c) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder;
               (d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;
               (e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing unless and until any of the foregoing actions or events are withdrawn or otherwise terminated within sixty (60) days of the commencement or occurrence thereof;
               (f) the sale is to a Customer outside the United States of America or Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case reasonably acceptable to the Agent;
               (g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;
               (h) the Agent believes, in its sole reasonable judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;
               (i) the Customer is the United States of America, or any department, agency or instrumentality thereto, unless the applicable Borrower assigns its right to payment of such Receivable to the Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable laws and has complied with Section 6.4 hereof;
               (j) the goods giving rise to such Receivable have not been shipped to the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower or the Receivable otherwise does not represent a final sale;

               (k) the Receivables of a Customer exceed a credit limit determined by the Agent, in its reasonable commercial judgment, to the extent such Receivables exceed such limit;
               (l) the Receivable is subject to any offset (unless such Borrower has received a letter from the Customer in form and substance satisfactory to the Agent indicating that such Customer shall not exercise its right of offset), deduction, defense, dispute, or counterclaim, or is owed by a Customer that is also a creditor or supplier of a Borrower (but only to the extent of such Borrower’s obligations to such Customer from time to time) or the Receivable is contingent in any respect or for any reason (but only to the extent of such offset, deduction, defense, dispute or counterclaim);
               (m) the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment or volume purchase, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;
               (n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed (but only to the extent of such dispute);
               (o) such Receivable is not payable to a Borrower; or
               (p) such Receivable is not otherwise satisfactory to the Agent as determined in good faith by the Agent in the exercise of its discretion in a reasonable manner.
               “Environmental Complaint” shall have the meaning set forth in Section 4.18(d) hereof.
               “Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.
               “Equipment” shall mean and include as to each Loan Party all of such Loan Party’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.
               “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.
               “Eurocurrency Reserve Percentage” means, for any Interest Period in respect of any Libor Rate Loan, as of any date of determination, the aggregate of the then stated maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, applicable to such Interest Period (if more than one such percentage is applicable, the daily average of such percentages for those days in such Interest Period during which any such percentages shall be so applicable) by the Board of Governors of the Federal Reserve System, any successor thereto, or any other banking authority, domestic or foreign, to which the Agent or any Lender may be subject in respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) or in respect of any other category of liabilities including deposits by reference to which the interest rate on Libor Rate Loans is determined or any category of extension of credit or other assets that include the Libor Rate Loans. For purposes hereof, such reserve requirements shall include, without limitation, those imposed under Regulation D of the Federal Reserve Board and the Libor Rate Loans shall be deemed to constitute Eurocurrency Liabilities subject to such reserve requirements without benefit of credits for proration, exceptions or offsets which may be available from time to time to the Agent under said Regulation D.
               “Event of Default” shall mean the occurrence of any of the events set forth in Article X hereof.
               “Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
               “Facility Termination Date” shall have the meaning set forth in Section 13.1 hereof.
               “Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest one hundredth of one percent (1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, however, that: (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such a rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average of quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.
               “Fee Letter” shall have the meaning set forth in Section 3.5.
               “Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA minus Capital Expenditures that were not specifically funded by Indebtedness (other than a Revolving Advance) of the Loan Parties and their Subsidiaries on a consolidated basis with respect to such period, minus cash taxes paid by the Loan Parties and their Subsidiaries on a consolidated basis with respect to such period minus cash dividends and cash distributions of the Loan Parties and their Subsidiaries on a consolidated basis with respect to such period as permitted by Section 7.7 hereof to (b) Fixed Charges.
               “Fixed Charges” shall mean, with respect to any fiscal period, the sum of (a) cash interest expense of the Loan Parties and their Subsidiaries determined on a consolidated basis with respect to such period in accordance with GAAP, plus (b) scheduled principal payments on

Indebtedness of the Loan Parties and their Subsidiaries on a consolidated basis with respect to such period (for avoidance of doubt, Fixed Charges shall not include any payment on Revolving Advances hereunder).
               “Formula Amount” shall have the meaning set forth in Section 2.1(a).
               “Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
               “GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.
               “General Intangibles” shall mean and include as to each Loan Party all of such Loan Party’s general intangibles, whether now owned or hereafter acquired including, without limitation, all payment intangibles, choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and dates, registration, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security, held by or granted to such Loan Party to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables), all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).
               “Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.
               “Guarantor” shall mean any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.
               “Guaranty” shall mean any guaranty of the obligations of the Borrowers executed by a Guarantor in favor of the Agent for its benefit, the benefit of the Issuer and for the ratable benefit of the Lenders, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.
               “Hazardous Discharge” shall have the meaning set forth in Section 4.18(d) hereof.
               “Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

               “Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.
               “Hedging Contracts” shall mean foreign exchange contracts, currency swap agreements, futures contracts, interest rate protection agreements, interest rate future agreements, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, option agreements or any other similar hedging agreements or arrangements entered into by a Loan Party in the ordinary course of business and not for speculative purposes.
               “Hedging Obligations” shall mean all liabilities of a Loan Party under Hedging Contracts.
               “Incentive Pricing Effective Date” shall have the meaning set forth in Section 3.1(b) hereof.
               “Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all Hedging Obligations, indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.
               “Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.
               “Intercreditor Agreement” shall mean, collectively, the Intercreditor Agreements dated of even date herewith by and among (a) Turf Care Supply Corp., LESCO, Inc. and the Agent and (b) GE Capital Financial Inc., LESCO, Inc. and the Agent, and any other Intercreditor Agreement among LESCO, Inc., the Agent and such other Person, as may be entered into hereafter from time to time, which shall be in form and substance reasonably satisfactory to the Agent, all of the foregoing together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.
               “Interest Period” shall mean the period provided for any Libor Rate Loan pursuant to Section 2.2(b) hereof.
               “Inventory” shall mean and include as to each Loan Party all of such Loan Party’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.
               “Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a) hereof.
               “Investment Property” shall mean and include as to each Loan Party, all of such Loan Party’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.
               “ISP” shall have the meaning set forth in Section 2.9(b).
               “Issuer” means, with respect to any Letter of Credit, the issuer of such Letter of Credit and shall be, with respect to any Letter of Credit hereunder, National City Bank, or each other Lender that is requested by the Agent with the approval of the Borrowing Agent, and agrees to act as an Issuer, and each of their successors and assigns (and which may be replaced at the sole discretion of the Agent).
               “Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.
               “Letter of Credit Application” shall have the meaning set forth in Section 2.9(a) hereof.
               “Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof.
               “Letters of Credit” shall have the meaning set forth in Section 2.8 hereof.
               “Libor Rate” means, for any Interest Period with respect to a Libor Rate Loan, the quotient (rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16th of 1%) of: (x) the per annum rate of interest, determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 12:00 noon (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such Libor Rate Loan, as provided by Bloomberg’s or Reuters (or any other similar company or service that provides rate quotations comparable to those currently provided by such companies as the rate in the London interbank market), as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars or in the London interbank market) as the rate in the London interbank market for deposits in Dollars in immediately available funds with a maturity comparable to such Interest Period divided by (y) a number equal to 1.00 minus the Eurocurrency Reserve Percentage. In the event that such rate quotation is not available for any reason, then the rate (for purposes of clause (x) hereof) shall be the rate, determined by the Agent as of approximately 12:00 noon (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such Libor Rate Loan, to be the average (rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16th of 1%)) of the per annum rates at which deposits in Dollars in immediately available funds in an amount comparable to such Libor borrowing and with a maturity comparable to such Interest Period are offered to the prime banks by leading banks in the London interbank market.

The Libor Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Percentage.
               “Libor Rate Loan” shall mean an Advance at any time that bears interest based on the Libor Rate.
               “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.
               “Loan Account” shall have the meaning set forth in Section 2.7 hereof.
               “Loan Party or Loan Parties” shall mean singularly or collectively, as the context may require, each Borrower and each Guarantor, if any,
               “Lockbox” shall mean a post office box rented by and in the name of the Borrowing Agent (or any other Borrower acceptable to the Agent) as required by this Agreement and as to which only the applicable Lockbox Bank and the Agent have access pursuant to the requirements of this Agreement and which can not be closed by the applicable Lockbox Bank without the consent of the Agent pursuant to the applicable Blocked Account Agreement.
               “Lockbox Agreement” shall have the meaning set forth in Section 4.15(g) hereof.
               “Lockbox Bank” shall mean National City Bank and, for such period as is acceptable to the Agent, any other financial institution acceptable to the Agent.
               “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, results of operations, or business of the applicable Person or Persons, (b) any Loan Party’s ability to pay the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or the Agent’s Liens on the Collateral or, subject to Permitted Encumbrances, the priority of any such Lien or (d) the practical realization of the benefits of the Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.
               “Maximum Revolving Advance Amount” shall mean Fifty-Five Million Dollars ($55,000,000).
               “Monthly Advances” shall have the meaning set forth in Section 3.1(a) hereof.
               “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.
               “National City Bank” shall mean National City Bank, a national banking association, and its successors and assigns.

               “NCBC” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.
               “Net Orderly Liquidation Value” means with respect to Inventory or equipment of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Agent by an appraiser acceptable to the Agent net of all costs of liquidation thereof.
               “Note” shall mean each Revolving Credit Note and “Notes” shall collectively mean all of the Revolving Credit Notes.
               “Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties (absolute, contingent, matured or unmatured) owing by the Loan Parties to the Lenders, the Issuer or the Agent or to any other direct or indirect subsidiary or affiliate of the Agent, the Issuer or any Lender of any kind or nature, present or future (including, without limitation, any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including, without limitation, this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any Hedging Contract or in connection with any cash management or treasury administration services or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s, the Issuers or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of any Loan Party’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between the Agent, the Issuer or the Lenders and any Loan Party and any amendments, extensions, renewals or increases and all costs and expenses of the Agent, the Issuer and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to, reasonable attorneys’ fees and expenses and all obligations of any Loan Party to the Agent, the Issuer or the Lenders to perform acts or refrain from taking any action.
               “Other Documents” shall mean, individually or collectively, as the context may require, the Revolving Credit Notes, the Perfection Certificate, the Letters of Credit, the Blocked Account Agreements, the Waivers, the Intercreditor Agreements, any Guaranty, and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by any Loan Party and/or delivered to the Agent, the Issuer or any Lender in respect of the transactions contemplated by this Agreement.

               “Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least fifty percent (50%) of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.
               “Participant” shall mean have the meaning set forth in Section 16.3(d).
               “Payment Office” shall mean initially 1965 East Sixth Street, 4th Floor, Cleveland, Ohio 44114; thereafter, such other office of the Agent, if any, which it may designate by notice to the Borrowing Agent and to each Lender to be the Payment Office.
               “PBGC” shall mean the Pension Benefit Guaranty Corporation.
               “Perfection Certificate” shall mean the Perfection Certificate and the responses thereto provided by the Borrowers and their Subsidiaries to the Agent.
               “Permitted Encumbrances” shall mean (a) Liens in favor of the Agent for the benefit of the Agent and the Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by the Loan Parties in accordance with GAAP; provided, that, such Liens shall have no effect on the priority of the Liens in favor of the Agent or the value of the assets in which the Agent has such a Lien and a stay of enforcement of any such Lien shall be in effect; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance or general liability or product liability insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, performance bonds, surety and appeal bonds and other obligations of like nature arising in the ordinary course of any Loan Party’s business; (e) mechanics, workers, materialmen’s, warehousemen’s, common carriers, landlord’s or other like Liens arising in the ordinary course of any Loan Party’s business with respect to obligations which are not due or which are being contested in good faith by the applicable Loan Party; (f) Liens placed upon equipment and real estate assets acquired or leased to secure a portion of the purchase price thereof, provided that (x) any such Lien shall not encumber any other property of the Loan Parties other than insurance and other proceeds of such equipment and real estate and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases or leases during any fiscal year shall not exceed the amount provided for in Section 7.6; (g) Liens placed upon seed inventory acquired to secure a portion of the purchase price thereof, provided that any such Lien shall not encumber any other property of the Loan Parties other than insurance and other proceeds of such seed inventory; (h) zoning restrictions, easements, encroachments, rights of way, restrictions, leases, licenses, restrictive covenants and other similar title exceptions or Liens affecting Real Property, none of which materially impairs the use of such Real Property or the value thereof, and none of which is violated in any material respect by existing or supporting structures or land use; (i) attachment and judgment liens which do not constitute an Event of Default under Section 10.6; (j) Liens disclosed on Schedule 1.2 provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien; (k) Liens granted to finance special purchases of inventory from Commercial Turf Products consisting of hard goods such as mower decks and spreaders, so long as such Liens (i) attach only to such inventory purchased from Commercial Turf Products and the proceeds thereof and (ii) are subject to an Intercreditor Agreement that is in form and substance satisfactory to the Agent; (l) Liens incidental to the conduct of a Borrower’s business incurred in the ordinary course thereof and that do not secure any indebtedness for borrowed money so long as such Liens are junior to the Liens of the Agent or the Lenders, and (m) Liens which are the subject of an Intercreditor Agreement.
               “Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
               “Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of the Loan Parties or any member of the Controlled Group or any such Plan to which any Loan Party or any member of the Controlled Group is required to contribute on behalf of any of its employees.
               “Projections” shall have the meaning set forth in Section 5.5(a) hereof.
               “Real Property” shall mean all real property, both owned and leased, of the Loan Parties.
               “Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts, contract rights, instruments (including those evidencing indebtedness owed to the Loan Parties by their Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables, and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services (including, but not limited to, tolling arrangements), all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Agent hereunder.
               “Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(i) hereof.
               “Register” shall have the meaning set forth in Section 16.3(c) hereof.
               “Releases” shall have the meaning set forth in Section 5.7(c)(i) hereof.
               “Reportable Event” shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.
               “Required Lenders” shall mean, at any date of determination thereof, the Lenders holding at least fifty-one percent (51%) of the Advances and, if no Advances are outstanding, shall mean the Lenders holding fifty-one percent (51%) of the Commitment Percentages. Notwithstanding the foregoing, if there are only two Lenders, Required Lenders shall mean both Lenders.

               “Reserves” means any and all reserves which the Agent deems necessary in the exercise of reasonable business judgment (from the perspective of a secured asset-based lender) to maintain (including, without limitation, reserves for accrued and unpaid interest on the Obligations, liquidation reserves, banking services reserves, reserves for rent at locations leased by any Borrower and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for contingent liabilities of any Borrower, reserves for uninsured losses of any Borrower and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.
               “Revolving Advances” shall mean Advances made other than Letters of Credit.
               “Revolving Credit Note” or “Revolving Credit Notes” shall mean, singularly or collectively, as the context may require, the promissory notes referred to in Section 2.1(a) hereof.
               “Section 20 Subsidiary” shall mean the Subsidiary of the bank holding company controlling NCBC, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.
               “Settlement Date” shall mean the Closing Date and thereafter Thursday of each week unless such day is not a Business Day in which case it shall be the next succeeding Business Day.
               “Subsidiary” shall mean a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.
               “TCS Supply Agreement” shall mean that certain Long-Term Supply Agreement dated as of October 1, 2005 by and between Turf Care Supply Corp. and LESCO, Inc., as the same may be amended, restated, supplemented or otherwise modified.
               “Termination Event” shall mean (a) a Reportable Event with respect to any Plan or Multiemployer Plan; (b) the withdrawal of any Loan Party or any member of the Controlled Group from a Plan that is subject to Title IV of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (e) any event or condition (i) which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (ii) that would reasonably be expected to result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Loan Party or any member of the Controlled Group from a Multiemployer Plan.

               “Threshold Availability” shall mean, at a particular date, an amount equal to the Formula Amount less the aggregate outstanding amount of the Revolving Advances plus the Availability Block.
               “Toxic Substance” shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. Sections 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.
               “UCP” shall have the meaning set forth in Section 2.9(b) hereof.
               “Undrawn Availability” shall mean, at a particular date, an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus the Availability Block, minus the aggregate amount of outstanding Letters of Credit, minus Reserves, minus (b) the outstanding amount of Revolving Advances.
               “Uniform Commercial Code” shall mean the Uniform Commercial Code or other similar law of the State of Ohio as in effect on the date of this Agreement and as amended from time to time.
               “USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
               “Waivers” shall mean, collectively, any and all landlord’s waivers, warehouseman’s waivers, creditor’s waivers, mortgagee waivers and processing facility and similar bailee’s waivers, executed and delivered in connection with this Agreement, in form and substance satisfactory to the Agent, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.
               “Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.
     1.3 Uniform Commercial Code Terms.
               All terms used herein and defined in the Uniform Commercial Code as adopted in the State of Ohio from time to time shall have the meaning given therein unless otherwise defined herein. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.
     1.4 Certain Matters of Construction.
               The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.

Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which the Agent is a party, including, without limitation, references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.
     II. ADVANCES, PAYMENTS.
     2.1 Revolving Advances.
(a)	Subject to the terms and conditions set forth in this Agreement including, without limitation, Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to the Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the aggregate amount of outstanding Letters of Credit less Reserves or (y) an amount equal to the sum of:
(i) up to eighty-five percent (85%), subject to the provisions of Section 2.1(b) hereof (“Receivables Advance Rate”), of Eligible Receivables and Eligible Credit Card Receivables, plus
(ii) up to:
(A)	sixty-five percent (65%) of the value of Eligible Inventory subject to the provisions of Section 2.1(b) hereof, or, at the option of the Borrowing Agent;

(B)	if the Borrowers obtain an appraisal of their Inventory, which appraisal shall be in form and substance satisfactory to the Agent, the lesser of (I) eight-five percent (85%) of the Net Orderly Liquidation Value (expressed as a percentage of cost based on the most recent inventory appraisal) of Eligible Inventory subject to the provisions of Section 2.1(b) hereof or (II) seventy percent (70%) of the value of Eligible Inventory subject to the provisions of Section 2.1(b) hereof, minus
(iii) the aggregate amount of outstanding Letters of Credit, minus
(iv) Reserves; minus
(v) the Availability Block.
The rates derived from Sections 2.1(a)(ii)(A) and (ii)(B) shall be referred to collectively as the “Inventory Advance Rate”. The Receivables Advance Rate and the Inventory Advance Rate shall be referred to as the “Advance Rates”. The amount derived from the sum of Sections 2.1(a)(i) and (ii) minus the sum of

Section 2.1(a)(iii), (iv) and (v) at any time and from time to time shall be referred to as the “Formula Amount”. Notwithstanding the foregoing, the amount derived in part (ii) above shall not include more than $10,000,000 for Inventory located on Borrowers’ Stores-on-Wheels® vehicles.
Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).
(b)	Discretionary Rights. Subject to Section 16.2(b)(vii), the Advance Rates may be increased or decreased by the Agent at any time and from time to time in the exercise of its reasonable business judgment (from the perspective of a secured asset-based lender). Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing the reserves may limit or restrict Advances requested by the Borrowing Agent.
     2.2 Procedure for Borrowing Advances.
(a)	The Borrowing Agent on behalf of any Borrower shall notify the Agent prior to Noon (Cleveland, Ohio time) on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with the Agent or the Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with the Agent or the Lenders, and such request shall be irrevocable.

(b)	Notwithstanding the provisions of (a) above, in the event any Borrower desires to obtain a Libor Rate Loan, the Borrowing Agent shall notify the Agent in writing no later than Noon (Cleveland, Ohio time) at least three (3) Business Days’ prior to the date of such proposed borrowing, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the amount of such Revolving Advance to be borrowed, which amount shall be in a minimum amount of One Million Dollars ($1,000,000) and in integral multiples of Five Hundred Thousand Dollars ($500,000) thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for Libor Rate Loans shall be for one (1), two (2), three (3) months or six (6) months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Libor Rate Loan shall be made available to a Borrower during the continuance of a Default or an Event of Default.

(c)	Each Interest Period of a Libor Rate Loan shall commence on the date such Libor Rate Loan is made and shall end on such date as the Borrowing Agent may elect as set forth in subsection (b) (iii) above provided that the exact length of each

Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the Facility Termination Date.
The Borrowing Agent shall elect the initial Interest Period applicable to a Libor Rate Loan by its notice of borrowing given to the Agent pursuant to Section 2.2(b) or by its notice of conversion given to the Agent pursuant to Section 2.2(d), as the case may be. The Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to the Agent of such duration not less than three (3) Business Days prior to the last day of then current Interest Period applicable to such Libor Rate Loan. If the Agent does not receive timely notice of the Interest Period elected by the Borrowing Agent, the Borrowers shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) hereinbelow.
(d)	Any Borrower may, on the last Business Day of then current Interest Period applicable to any outstanding Libor Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Libor Rate Loan shall be made only on the last Business Day of then current Interest Period applicable to such Libor Rate Loan. If a Borrower desires to convert a loan, the Borrowing Agent shall give the Agent not less than three (3) Business Days’ prior written notice to convert from a Domestic Rate Loan to a Libor Rate Loan or one (1) Business Day’s prior written notice to convert from a Libor Rate Loan to a Domestic Rate Loan, specifying the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor; provided, however, a Borrower shall not be permitted to convert a Domestic Rate Loan to a Libor Rate Loan or continue to select a Libor Rate Loan during the continuance of a Default or an Event of Default. After giving effect to each such conversion, there shall not be outstanding more than five (5) Libor Rate Loans, in the aggregate.

(e)	At its option and upon three (3) Business Days’ prior written notice, any Borrower may prepay the Libor Rate Loans in whole at any time or in part from time to time, without premium or penalty, but with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are Libor Rate Loans and the amount of such prepayment. In the event that any prepayment of a Libor Rate Loan is required or permitted on a date other than the last Business Day of then current Interest Period with respect thereto, such Borrower shall indemnify the Agent and the Lenders therefor in accordance with Section 2.2(f) hereof.

(f)	Each Borrower shall indemnify the Agent and the Lenders and hold the Agent and the Lenders harmless from and against any and all losses or expenses that the Agent and the Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any Libor Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a Libor Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by the Agent or the Lenders to lenders of funds obtained by it in order to make or maintain its Libor Rate Loans hereunder unless such loss or expense is due to the gross negligence or willful misconduct of the Agent and/or any Lender. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by the Agent or any Lender to the Borrowing Agent shall be presumed correct absent manifest error.
(g)	Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Libor Rate Loans) to make or maintain its Libor Rate Loans, the obligation of the Lenders to make Libor Rate Loans hereunder shall forthwith be cancelled and the Borrowers shall, if any affected Libor Rate Loans are then outstanding, promptly upon request from the Agent, either pay all such affected Libor Rate Loans or convert such affected Libor Rate Loans into loans of another type. If any such payment or conversion of any Libor Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Libor Rate Loan, the Borrowers shall pay the Agent, upon the Agent’s request, such amount or amounts as may be necessary to compensate the Lenders for any loss or expense sustained or incurred by the Lenders in respect of such Libor Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by the Lenders to lenders of funds obtained by the Lenders in order to make or maintain such Libor Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by the Lenders to the Borrowing Agent shall be presumed correct absent manifest error.
     2.3 Disbursement of Advance Proceeds.
               All Advances shall be disbursed from whichever office or other place the Agent may designate from time to time and, together with any and all other Obligations of the Borrowers to the Agent or the Lenders, shall be charged to the Loan Account on the Agent’s books. During the term of this Agreement, the Borrowers may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by the Borrowers or deemed to have been requested by the Borrowers under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent the Lenders make such Revolving Advances, be made available to the applicable Borrower on the day so requested by way of credit to the Borrowing Agent’s operating account at National City Bank, or such other bank as the Borrowing Agent may designate following notification to the Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by any Borrower, be disbursed to the Agent to be applied to the outstanding Obligations giving rise to such deemed request.

     2.4 Maximum Advances.
               Subject to Section 16.2(b), the aggregate balance of outstanding Advances outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less Reserves or (b) the Formula Amount (without duplication of the amount of Letters of Credit).
     2.5 Repayment of Advances.
(a)	The Revolving Advances shall be due and payable in full on the Facility Termination Date subject to earlier prepayment as herein provided.

(b)	Any Customer payment with respect to Receivables which is evidenced by a check, note, draft or any other similar item of payment may not be immediately collectible. In calculating outstanding Revolving Advances, Undrawn Availability and Threshold Availability, the Agent agrees that any such item of payment will be deemed to have been received by the Agent and will be provisionally credited to the Loan Account by the Agent on the Business Day immediately following the day on which the Agent has actual possession of such item of payment for deposit to the Cash Concentration Account. With respect to such calculation of outstandings, Undrawn Availability and Threshold Availability, the Agent also agrees that any Customer payment consisting of a federal wire transfer pursuant to the United States Treasury Fedwire Deposit System, an automatic clearing house credit or other similar payment mechanism will be deemed to have been received by the Agent and will be credited to the Loan Account by the Agent on the Business Day on which the Agent has received such payment prior to Noon (Cleveland, Ohio time) in immediately available funds for deposit to the Cash Concentration Account. In consideration of the Agent’s agreement for provisional crediting of items of payment, the Borrowers agree that, in calculating interest and other charges on the Obligations, all Customer payments will be treated as having been credited to the Loan Account on the Business Day immediately following the Business Day on which such payments are deemed to have been received by the Agent pursuant to this paragraph.

(c)	The Agent shall not be required to credit the Loan Account for the amount of any item of payment or other payment which is unsatisfactory to the Agent in its reasonable business judgment. All credits (other than federal wire transfers) shall be provisional, subject to verification and final settlement. The Agent may charge the Loan Account for the amount of any item of payment or other payment which is returned to the Agent unpaid or otherwise not collected. The Borrowers agree that any information and data reported to the Borrowers pursuant to any service which is received prior to final posting and confirmation is subject to correction and is not to be construed as final posting information. The Agent and the Lenders shall have no liability for the content of such preliminary service related information.

(d)	All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to the Agent at the Payment Office not later than Noon (Cleveland, Ohio time) on the due date in lawful money of the United States of America in federal funds or other funds immediately available to the Agent. The Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging the Loan Account or by making Advances as provided in Section 2.2 hereof.

(e)	The Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.
     2.6 Repayment of Excess Advances.
               The aggregate balance of outstanding Advances at any time in excess of the maximum amount of such Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.
     2.7 Statement of Account.
               The Agent shall maintain, in accordance with its customary procedures, a loan account (“Loan Account”) in the name of the Borrowers in which shall be recorded the date and amount of each Advance made by the Agent and the date and amount of each payment in respect thereof; provided, however, the failure by the Agent to record the date and amount of any Advance shall not adversely affect the Agent or any Lender. Each calendar month, the Agent shall send to the Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between the Agent and the Borrowers, during such month. The monthly statements shall be deemed correct and binding upon the Borrowers in the absence of manifest error and shall constitute an account stated between the Lenders and the Borrowers unless the Agent receives a written statement of the Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by the Borrowing Agent. The records of the Agent with respect to the loan account shall be presumed correct evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.
     2.8 Letters of Credit.
               Subject to the terms and conditions hereof, the Issuer shall (a) issue or cause the issuance of Letters of Credit (“Letters of Credit”) on behalf of any Borrower; provided, however, that the Issuer will not be required to issue or cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit would then cause the outstanding Advances to exceed the lesser of (a) the Maximum Revolving Advance Amount less Reserves or (b) the Formula Amount (without duplication of the amount of Letters of Credit). The maximum amount of the amount of Letters of Credit outstanding shall not exceed Twenty Five Million Dollars ($25,000,000) in the aggregate at any time. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans (in Dollars) consisting of

Revolving Advances and shall bear interest at the Alternate Base Rate; Letters of Credit that have not been drawn upon shall not bear interest.
     2.9 Issuance of Letters of Credit.
(a)	The Borrowing Agent, on behalf of any Borrower, may request the Issuer to issue or cause the issuance of a Letter of Credit by delivering to the Issuer at the Payment Office, the Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of the Issuer; and, such other certificates, documents and other papers and information as the Issuer may reasonably request no later than 12:00 noon (Cleveland, Ohio time) at least five (5) Business Days’ prior to the date of such proposed issuance (except for any Letter of Credit to be issued as of the Closing Date). The Borrowing Agent, on behalf of the Borrowers, also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with the Issuer upon any amendment, extension or renewal of any Letter of Credit.

(b)	Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other forms of written demand for payment or, acceptances of issued drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than the earlier of one (1) year from the date of issuance or, unless agreed to by the Agent and the Issuer, the Facility Termination Date; provided that, the Letter of Credit in the face amount of $3,210,690 issued to PNC Bank, National Association on the Closing Date may have an expiry date later than one year from the date of issuance. Each trade Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revisions thereof adhered to by the Issuer (the “UCP”). Each standby Letter of Credit shall be subject to the International Standby Practices 1998, International Chamber of Commerce Publication 590 and any amendments or revisions thereof adhered to by the Issuer (the “ISP”) or the UCP, as determined by the Issuer. Each Letter of Credit shall be governed, to the extent not inconsistent with the UCP or the ISP, as applicable, by the laws of the State of Ohio (provided, however, upon the request of the Borrowing Agent and the consent of the Issuer, a Letter of Credit may be governed by the laws of a State other than Ohio).

(c)	The Agent shall notify the Lenders of the request by the Borrowing Agent for a Letter of Credit hereunder within a reasonable time after receiving such request.

(d)	The Issuer shall have absolute discretion whether to accept any draft. Without in any way limiting the Issuer’s absolute discretion whether to accept any draft, the Borrowing Agent will not present for acceptance any draft, and the Issuer will generally not accept any drafts (i) that arise out of transactions involving the sale of goods by any Borrower not in the ordinary course of its business, (ii) that involve a sale to an Affiliate of any Borrower, (iii) that involve any purchase for which the Issuer has not received all related documents, instruments and forms requested by the Issuer, or (iv) that is not eligible for discounting with Federal Reserve Banks pursuant to paragraph 7 of Section 13 of the Federal Reserve Act, as amended.
     2.10 Requirements For Issuance of Letters of Credit.
(a)	In connection with the issuance of any Letter of Credit, the Borrowers shall indemnify, save and hold the Agent, each Lender and each Issuer harmless from any loss, cost, expense or liability, including, without limitation, payments made by the Agent, any Lender or any Issuer and expenses and reasonable attorneys’ fees incurred by the Agent, any Lender or Issuer arising out of, or in connection with, any Letter of Credit to be issued or created for any Borrower, unless such loss, cost, expense or liability is due to the gross negligence or willful misconduct of the Agent or any Lender. The Borrowers shall be bound by the Agent’s or any Issuer’s regulations and good faith interpretations of any Letter of Credit issued or created for the Loan Account, although this interpretation may be different from its own; and, neither the Agent, nor any Lender, nor any Issuer nor any of their correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following the Borrowing Agent’s or any Borrower’s instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit, except for the Agent’s, any Lender’s, any Issuer’s or such correspondents’ actual gross negligence or willful misconduct.

(b)	The Borrowing Agent shall authorize and direct the Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. The Borrowing Agent shall authorize and direct the Issuer to deliver to the Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon the Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance therefor.

(c)	In connection with all Letters of Credit issued by the Issuer under this Agreement, each Borrower hereby appoints the Issuer, or its designee, as its attorney, with full power and authority upon the occurrence and during the continuance of an Event of Default or Default, (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or Issuer or Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Issuer’s, or in the name of Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Issuer nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Issuer’s or its attorney’s actual gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.
(d)	Each Lender shall to the extent of the percentage amount equal to the product of such Lender’s Commitment Percentage times the aggregate amount of all unpaid reimbursement obligations arising from disbursements made or obligations incurred with respect to the Letters of Credit be deemed to have irrevocably purchased an undivided participation in each such unpaid reimbursement obligation. In the event that at the time a disbursement is made the unpaid balance of Advances exceeds or would exceed, with the making of such disbursement, the lesser of (i) the Maximum Revolving Advance Amount less Reserves or (ii) the Formula Amount, and such disbursement is not reimbursed by the Borrowers within two (2) Business Days, the Agent shall promptly notify each Lender and upon the Agent’s demand each Lender shall pay to the Agent such Lender’s proportionate share of such unpaid disbursement together with such Lender’s proportionate share of the Agent’s reasonable unreimbursed costs and expenses relating to such disbursement. In the event the Issuer makes a disbursement in respect of a Letter of Credit, each Lender shall pay to such Issuer, upon such Issuer’s demand, such Lender’s proportionate share of such disbursement together with such Lender’s proportionate share of such Issuer’s reasonable unreimbursed costs and expenses relating to such disbursement. Upon receipt by the Agent of a repayment from any Borrower of any amount disbursed by the Agent for which the Agent had already been reimbursed by the Lenders, the Agent shall deliver to each Lender that Lender’s pro rata share of such repayment. Each Lender’s participation commitment shall continue until the last to occur of any of the following events: (A) the Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Persons (other than the applicable Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

(e)	Immediately upon the request of the Agent, (i) after the occurrence and during the continuance of a Default or an Event of Default, or (ii) Letter of Credit remain outstanding sixty (60) days prior to the expiration of the Facility Termination Date, in each such case the Borrowers will deposit and maintain in an account with the Agent cash, as cash collateral, in an amount equal to one hundred five percent (105%) of the amount of outstanding Letters of Credit. In each case, each Borrower hereby irrevocably authorizes the Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits in such account or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. The Agent will invest such cash collateral (less applicable Reserves) in such short-term money-

market items as to which the Agent and such Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. So long as such Default or Event of Default is continuing, no Borrower may withdraw amounts credited to any such account except upon payment and performance in full of all Obligations and termination of this Agreement.
     2.11 Additional Payments.
               Any sums reasonably expended by the Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including, without limitation, any Borrower’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to the Loan Account as a Revolving Advance and added to the Obligations.
     2.12 Manner of Borrowing and Payment.
(a)	Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of the Lenders.

(b)	Each payment (including each prepayment) by the Borrowers on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of the Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to the Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M. (Cleveland, Ohio time) in Dollars and in immediately available funds.

(c)	(i) Notwithstanding anything to the contrary contained in Sections 2.12(a) and 2.12(b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by the Agent and each payment by any Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by the Agent. On or before 1:00 P.M. (Cleveland, Ohio time) on each Settlement Date commencing with the first Settlement Date following the Closing Date, the Agent and the Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances (which includes any Revolving Advances made on the Closing Date) made by the Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide the Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then the Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.
(ii) Each Lender shall be entitled to earn interest at the applicable Contract Rate on outstanding Advances which it has funded.
(iii) Promptly following each Settlement Date, the Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date. Such certificate of the Agent shall be presumed correct in the absence of manifest error.
(d)	If any Lender or Participant (a “benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.
(e)	Unless the Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to the Agent, the Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to the Agent on the next Settlement Date and, in reliance upon such assumption, make available to the Borrowers a corresponding amount. The Agent will promptly notify the Borrowers of its receipt of any such notice from a Lender. If such amount is made available to the Agent on a date after such next Settlement Date, such Lender shall pay to the Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by the Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to the Agent. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be presumed correct, in the absence of manifest error. If such amount is not in fact made available to the Agent by such Lender within three (3) Business Days after such Settlement

Date, the Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from the Borrowers; provided, however, that the Agent’s right to such recovery shall not prejudice or otherwise adversely affect the Borrowers’ rights (if any) against such Lender.
     2.13 Reserved.
     2.14 Use of Proceeds.
               The Borrowers shall apply the proceeds of Advances (i) to repay existing Indebtedness owed to its current senior secured lenders (PNC Bank, National Association, Agent), (ii) to pay fees and expenses relating to the transaction contemplated by this Agreement, (iii) for general corporate purposes and (iv) to provide for working capital needs.
     2.15 Defaulting Lender.
(a)	Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either the Agent or the Borrowing Agent that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.15 while such Lender Default remains in effect.

(b)	Advances shall be incurred pro rata from the Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, such amount shall not be applied to any Advances of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Advances of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Commitment Percentage of all Advances then outstanding.

(c)	A Defaulting Lender shall not be entitled to give instructions to the Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a

Defaulting Lender shall be deemed not to be a Lender and not to have Advances outstanding.
(d)	Other than as expressly set forth in this Section 2.15, the rights and obligations of a Defaulting Lender (including the obligation to indemnify the Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.15 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, the Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)	In the event a Defaulting Lender retroactively cures to the satisfaction of the Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.
     III. INTEREST AND FEES.
     3.1 Interest.
(a)	Interest on Advances shall be payable in arrears on the first (1st) day of each calendar month with respect to Domestic Rate Loans and, with respect to Libor Rate Loans, at the end of each Interest Period or, for Libor Rate Loans with an Interest Period in excess of three (3) months, at (a) each three (3) month anniversary date of the commencement of such Libor Rate Loan and (b) the end of the Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the calendar month (the “Monthly Advances”). On the Closing Date through the day the Borrowing Agent delivers the financial statements required by Section 9.7 for the year ended December 31, 2006, (x) Domestic Rate Loans shall bear interest for each day at a rate per annum equal to the Alternate Base Rate minus one-half of one percent (-0.50%) and (y) Libor Rate Loans shall bear interest for each applicable Interest Period at a rate per annum equal to the Libor Rate plus one and one-half percent (1.50%).

(b)	Subject to the terms and conditions of this Agreement, during each calendar month of the Borrowers, in accordance with Section 9.2 hereof, the Borrowing Agent shall submit to the Agent a Borrowing Base Certificate as of the last day of the prior calendar month. Upon receipt of the Borrowing Base Certificate by the Agent dated as of March 31, 2007and as of the last day of each June, September, December and March thereafter, the Borrowers’ daily average Threshold Availability shall be calculated for the calendar month then ending. From the first (1st) day of the first (1st) full calendar month following the Agent’s receipt of such Borrowing Base Certificate (the “Incentive Pricing Effective Date”) until the next Incentive Pricing Effective Date, (x) Domestic Rate Loans shall bear interest for each day at a rate per annum equal to the Alternate Base Rate plus the applicable margin determined by reference to the Borrowers’ Threshold

Availability (the “Applicable Base Rate Margin”) set forth below and (y) Libor Rate Loans shall bear interest during each applicable Interest Period at a rate per annum equal to the Libor Rate plus the applicable margin determined by reference to the Borrowers’ Threshold Availability (the “Applicable Libor Rate Margin”) set forth below:

		Applicable	Applicable	Applicable Letter	Applicable
	Threshold Availability	Libor Rate	Base Rate	of Credit Fee	Facility Fee
Tier	(in Millions)	Margin	Margin	Percentage	Percentage

I	≤$15,000,000	1.75%	-0.50%	1.75%	0.25%
II	> $15,000,000 and
	≤ $30,000,000	1.50%	-0.50%	1.50%	0.25%
III	> $30,000,000 and
	≤ $40,000,000	1.25%	-0.50%	1.25%	0.25%
IV	>$40,000,000	1.00%	-0.50%	1.00%	0.25%
(c)	Subject to the terms and conditions of this Agreement, in the event that the Borrowing Agent fails to timely deliver the Borrowing Base Certificate in accordance with Section 9.2 hereof, the Applicable Libor Rate Margin, the Applicable Base Rate Margin, the Applicable Letter of Credit Fee Percentage and the Applicable Facility Fee Percentage shall be the amount corresponding to Tier I until the delivery of such Borrowing Base Certificate.

(d)	Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Libor Rate shall be adjusted with respect to Libor Rate Loans without notice or demand of any kind on the effective date of any change in the Eurocurrency Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Obligations shall bear interest at the highest margin and fees set forth in the foregoing table plus two percent (2%) per annum (the “Default Rate”).
     3.2 Letter of Credit Fees.
(a)	The Borrowers shall pay (x) to the Agent, for the ratable benefit of the Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by (i) until the first (1st) Incentive Pricing Effective Date, one and one-half percent (1.50%) per annum and (ii) on and after the first (1st) Incentive Pricing Effective Date, the applicable percentage per annum determined by reference to the Borrowers’ Threshold Availability as set forth in Section 3.1(b) hereof (the “Applicable Letter of Credit Fee Percentage”), such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of each calendar month and on the Facility Termination Date, (y) to the Issuer, for its own account, fees for each Letter of

Credit equal to the face amount of each outstanding Letter of Credit multiplied by one-quarter of one percent (0.25%), such fees to be payable on or before the issuance date of such Letter of Credit, and (z) to the Issuer, for its own account, any and all fees and expenses as agreed upon by the Issuer and the Borrowing Agent in connection with any Letter of Credit, including, without limitation, in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse the Agent for any and all fees and expenses, if any, paid by the Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.
     3.3 Facility Fee.
               If, for any calendar month during the term of this Agreement, the average daily unpaid balance of the Advances for each day of such calendar month does not equal the Maximum Revolving Advance Amount, then the Borrowers shall pay to the Agent for the ratable benefit of the Lenders a fee at a rate per annum equal to: (i) until the first (1st) Incentive Pricing Effective Date, one-quarter of one percent (0.25%) per annum and (ii) on and after the first (1st) Incentive Pricing Effective Date, the applicable percentage determined by reference to the Borrowers’ Threshold Availability as set forth in Section 3.1(b) hereof (the “Applicable Facility Fee Percentage”) multiplied by the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance, such fees shall be payable to the Agent in arrears on the first (1st) day of each calendar month after the date hereof until the Facility Termination and on the Facility Termination Date.
     3.4 Collateral Fees.
               The Borrowers shall pay to Agent on the first day of each calendar month following any calendar month in which the Agent performs any collateral evaluation, including any field examination, collateral analysis or other business analysis, the need for which is to be determined by the Agent (subject to the limitations contained in Section 4.10)and which evaluation is undertaken by the Agent or for the Agent’s benefit, a collateral evaluation fee in an amount equal to Eight Hundred Fifty Dollars ($850) per day for each person performing such evaluation, plus all out-of-pocket costs and disbursements actually incurred by the Agent in the performance of such examination or analysis.
     3.5 Initial Fee.
               The Borrowers shall pay to the Agent, those fees set forth in a fee letter dated as of the date hereof between the Agent and the Borrowing Agent (the “Fee Letter”).

     3.6 Computation of Interest and Fees.
               Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.
     3.7 Maximum Charges.
               In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by the Borrowers, and if then remaining excess amount is greater than the previously unpaid principal balance, the Lenders shall promptly refund such excess amount to the Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.
     3.8 Increased Costs.
               In the event that, (a) the introduction after the Effective Date of this Agreement of any law, treaty, rule or regulation or any change therein after the Effective Date of this Agreement, (b) any change after the Effective Date of this Agreement in the interpretation or administration of any law, treaty, rule or regulation by any central bank or other governmental authority or (c) the compliance by any Lender or the Issuer with any guideline, request or directive from any central bank or other governmental authority (whether or not having the force of Law) after the Effective Date of this Agreement (for purposes of this Section 3.8, the term “Lender” shall include the Agent or any Lender and any corporation or bank controlling the Agent or any Lender and the office or branch where the Agent or any Lender (as so defined) makes or maintains any Libor Rate Loans), shall:
(a)	subject the Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to the Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of the Agent or any Lender by the jurisdiction in which it maintains its principal office);

(b)	impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of the Agent or any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)	impose on the Agent or any Lender or the London interbank offered rate market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to the Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that the Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that the Agent or such Lender deems to be material, then, in any case the Borrowers shall promptly pay the Agent or such Lender, upon its demand, such additional amount as will compensate the Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Libor Rate. The Agent or such Lender shall certify the amount of such additional cost or reduced amount to the Borrowers, and such certification shall be presumed correct absent manifest error.
     3.9 Basis For Determining Interest Rate Inadequate or Unfair.
               In the event that the Agent or any Lender shall have determined that:
(a)	reasonable means do not exist for ascertaining the Libor Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b)	Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Libor market, with respect to an outstanding Libor Rate Loan, a proposed Libor Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Libor Rate Loan, then the Agent shall give the Borrowing Agent prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested Libor Rate Loan shall be made as a Domestic Rate Loan, unless the Borrowing Agent shall notify the Agent no later than 10:00 a.m. (Cleveland, Ohio time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Libor Rate Loan, (ii) any Domestic Rate Loan or Libor Rate Loan which was to have been converted to an affected type of Libor Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if the Borrowing Agent shall notify the Agent, no later than 10:00 a.m. (Cleveland, Ohio time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Libor Rate Loan, and (iii) any outstanding affected Libor Rate Loans shall be converted into a Domestic Rate Loan, or, if the Borrowing Agent shall notify the Agent, no later than 10:00 a.m. (Cleveland, Ohio time) two (2) Business Days prior to the last Business Day of then current Interest Period applicable to such affected Libor Rate Loan, shall be converted into an unaffected type of Libor Rate Loan, on the last Business Day of then current Interest Period for such affected Libor Rate Loans. Until such notice has been withdrawn, the Lenders shall have no obligation to make an affected type of Libor Rate Loan or maintain outstanding affected Libor Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of Libor Rate Loan into an affected type of Libor Rate Loan.
     3.10 Capital Adequacy.
(a)	In the event that the Agent or any Lender shall have determined that(a) the introduction after the Effective Date of this Agreement of any law, treaty, rule or regulation or any change therein after the Effective Date of this Agreement, (b) any change after the Effective Date of this Agreement in the interpretation or administration of any law, treaty, rule or regulation by any central bank or other governmental authority or (c) the compliance by any Lender or the Issuer with any guideline, request or directive from any central bank or other governmental authority (whether or not having the force of Law) after the Effective Date of this Agreement (for purposes of this Section 3.10, the term “Lender” shall include the Agent or any Lender and any corporation or bank controlling the Agent or any Lender and the office or branch where the Agent or any Lender (as so defined) makes or maintains any Libor Rate Loans), has or would have the effect of reducing the rate of return on the Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which the Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by the Agent or any Lender to be material, then, from time to time, the Borrowers shall pay upon demand to the Agent or such Lender such additional amount or amounts as will compensate the Agent or such Lender for such reduction. In determining such amount or amounts, the Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.10 shall be available to the Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.
(b)	A certificate of the Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate the Agent or such Lender with respect to Section 3.10(a) hereof when delivered to the Borrowers shall be presumed correct absent manifest error.
     IV. COLLATERAL: GENERAL TERMS.
     4.1 Security Interest in the Collateral.
               To secure the prompt payment and performance to the Agent, the Issuer and each Lender of the Obligations, each Loan Party hereby assigns, pledges and grants to the Agent for its benefit and for the ratable benefit of each Lender and the Issuer a continuing security interest in and to all of its Collateral, subject to Permitted Encumbrances. Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect the Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Loan Party shall promptly provide the Agent with written notice of all commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, such Borrower shall be deemed to hereby grant to the Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

     4.2 Perfection of Security Interest.
               Each Loan Party shall take all action that may be necessary or desirable, or that the Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of the Agent’s security interest in the Collateral or to enable the Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (a) immediately discharging all Liens other than Permitted Encumbrances, (b) using commercially reasonable efforts to obtain applicable Waivers, as the Agent may reasonably request, (c) delivering to the Agent, endorsed or accompanied by such instruments of assignment as the Agent may specify, and stamping or marking, in such manner as the Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (d) entering into warehousing, lockbox and other custodial arrangements reasonably satisfactory to the Agent as and to the extent required hereunder, and (e) executing and delivering control agreements, instruments of pledge, notices and assignments, in each case in form and substance reasonably satisfactory to the Agent, relating to the creation, validity, perfection, maintenance or continuation of the Agent’s security interest in Collateral under the Uniform Commercial Code or other applicable law. The Agent is hereby authorized to file financing statements reflecting such security interest in accordance with the Uniform Commercial Code from time to time. By its signature hereto, each Borrower hereby authorizes the Agent to file against such Borrower, one or more financing, continuation, or amendment statements pursuant to the Uniform Commercial Code to perfect Liens securing Obligations arising hereunder in form and substance satisfactory to the Agent. All charges, expenses and fees the Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to the Loan Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at the Agent’s option, shall be paid to the Agent for the benefit of the Issuer and the ratable benefit of the Lenders immediately upon demand.
     4.3 Disposition of Collateral.
               Except for the Borrower’s Real Property leases in Anaheim and Stockton, California (which leases may be terminated) and its owned Real Property in Windsor, New Jersey (which property may be sold or gifted), each Borrower will safeguard and protect all Collateral for the Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except as may be otherwise permitted under this Agreement.
     4.4 Preservation of Collateral.
               Following the occurrence and during the continuation of a Default or Event of Default in addition to the rights and remedies set forth in Section 11.1 hereof, the Agent: (a) may at any time take such steps as the Agent deems necessary to protect the Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as the Agent may deem appropriate; (b) may employ and maintain at any of any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect the Agent’s interests in the Collateral; (c) may lease warehouse facilities to which the Agent may move all or part of the Collateral; (d) may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of any Loan Party’s owned or leased property. Each Borrower shall cooperate fully with all of the Agent’s efforts to preserve the Collateral as permitted in the foregoing sentence and will take such actions to preserve the Collateral as the Agent may direct. All of the Agent’s expenses of preserving the Collateral in accordance with the foregoing, including any expenses relating to the bonding of a custodian, shall be charged to the Loan Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations.
     4.5 Ownership of Collateral.
               With respect to the Collateral, at the time the Collateral becomes subject to the Agent’s security interest: (a) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to the Agent; and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (b) each document and agreement executed by each Loan Party or delivered to the Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (c) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (d) each Loan Party’s Inventory shall be located as set forth on Schedule 4.5 (as such Schedule may be updated from time to time) and shall not be removed from such location(s) without the prior written consent of the Agent except with respect to the sale of Inventory in the ordinary course of business and with respect to Inventory in transit from one location identified on Schedule 4.5 (as such Schedule may be updated from time to time) to another location identified on Schedule 4.5.
     4.6 Defense of Agent’s and Lenders’ Interests.
               Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, the Agent’s interests in the Collateral shall continue in full force and effect. During such period no Loan Party shall, without the Agent’s prior written consent, pledge, sell (except Inventory in the ordinary course of business), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, and except for sales, assignments, and transfers expressly permitted elsewhere herein, any part of the Collateral. Each Loan Party shall defend the Agent’s interests in the Collateral against any and all Persons whatsoever. At any time after an Event of Default or Default has occurred after demand by the Agent for payment of all Obligations, the Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation: labels, stationery, documents, instruments and advertising materials. If the Agent exercises such right to take possession of the Collateral, the Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to the Agent at a place reasonably convenient to the Agent. In addition, with respect to all Collateral, the Agent, the Issuer and the Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. After the occurrence and during the continuance of a Default or an Event of Default, each Loan Party shall, and the Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which the Agent holds a security interest to deliver same to the Agent and/or subject to the Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as the Agent’s trustee, and such Loan Party will immediately deliver them to the Agent in their original form together with any necessary endorsement.
     4.7 Books and Records.
               Each Loan Party shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in all material respects in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by the Loan Parties.
     4.8 Financial Disclosure.
               Each Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed by such Loan Party at any time during the term of this Agreement and promptly after the request of the Agent to exhibit and deliver to the Agent and each Lender copies of any Loan Party’s financial statements (if any exist at or prior to the date of such request), trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to the Agent and each Lender any information such accountants may have concerning such Loan Party’s financial status and business operations. Each Loan Party hereby authorizes all federal, state and municipal authorities to furnish to the Agent and each Lender copies of reports or examinations relating to such Loan Party, whether made by such Loan Party or otherwise; however, the Agent and each Lender will attempt to obtain such information or materials directly from such Loan Party prior to obtaining such information or materials from such accountants or such authorities.
     4.9 Compliance with Laws.
               Each Loan Party shall comply with all laws, acts, rules, regulations and orders of any Governmental Body with jurisdiction over it or its respective Collateral or any part thereof or to the operation of such Loan Party’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. Each Loan Party may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner, provided that any related Lien is inchoate or stayed and/or sufficient reserves are established to the reasonable satisfaction of the Agent to protect the Agent’s Lien on or security interest in the Collateral. The Collateral at all times shall be maintained in accordance with the material requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect.

     4.10 Inspection of Premises.
               At all times as the Agent deems necessary, the Agent shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business. The Agent and its agents may enter upon any of each Loan Party’s premises at any time during business hours and at any other reasonable time, and from time to time as the Agent deems necessary, for the purpose of inspecting and appraising the Collateral and any and all records pertaining thereto and the operation of such Loan Party’s business. The Agent shall conduct Inventory appraisals upon the request of the Borrowing Agent with respect to Section 2.1(a)(ii)(B) and at such other times as the Agent deems necessary; provided that, the Agent shall not conduct any Inventory appraisals not initiated by the Borrowing Agent prior to the occurrence of a Default or Event of Default. Notwithstanding anything herein or in Section 3.4 to the contrary, (i) prior to the occurrence of a Default or Event of Default that is continuing, the Agent shall conduct, at the Borrowers’ expense, such audits and inspections no more frequently than three (3) times per fiscal year, and (ii) at the Borrower’s expense, after the occurrence of a Default or Event of Default that is continuing, the Agent may conduct and change the Borrowers for any and all such audits and inspections at any time and from time to time.
     4.11 Insurance.
               Each Loan Party shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Loan Party’s own cost and expense in amounts and with carriers reasonably acceptable to the Agent, each Loan Party shall (a) keep all its insurable properties and properties in which each Loan Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Party’s including, without limitation, business interruption insurance; (b) maintain a bond or insurance against loss due to theft in such amounts as is customary in the case of companies engaged in businesses similar to such Loan Party insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party is engaged in business; (e) furnish the Agent with (i) a status report with respect to the renewal of all such insurance no later than ten (10) days before the expiration date thereof, (ii) evidence of the maintenance of all such insurance by the renewal thereof no later than the expiration date thereof, and (iii) appropriate loss payable and additional insured endorsements in form and substance satisfactory to the Agent, naming the Agent as a co-insured and loss payee as its interests may appear but only with respect to all insurance coverage covering damage, loss or destruction of Collateral, and providing (A) that all proceeds thereunder covering a loss of or damage to Collateral shall be payable to the Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to the Agent. The Loan Parties shall provide copies of all such insurance policies (including the appropriate lender loss payee and additional insured endorsements) within thirty (30) days after the Agent’s request, however, only certificates of such insurance shall be required at Closing. In the event of any loss exceeding $250,000 under any insurance covering Collateral, the carriers named in such insurance policies covering Collateral hereby are directed by the Agent and the applicable Loan Party to make payment for such loss to the Agent and not to such Loan Party and the Agent jointly. If any insurance losses with respect to Collateral are paid by check, draft or other instrument payable to any Loan Party and the Agent jointly, the Agent may endorse such Loan Party’s name thereon and do such other things as the Agent may deem advisable to reduce the same to cash. The Agent is hereby authorized to adjust and compromise claims under insurance coverage with respect to Collateral. All loss recoveries with respect to Collateral received by the Agent upon any such insurance may be applied to the Obligations, in such order as the Agent in its sole discretion shall determine. Any surplus with respect to Collateral shall be paid by the Agent to the Loan Parties or applied as may be otherwise required by law. Any deficiency thereon shall be paid by the Loan Parties to the Agent, on demand. Any loss recoveries not relating to items of Collateral shall be payable directly to the Loan Parties and, if received by the Agent, the Agent shall promptly deliver same to the Loan Parties.
     4.12 Failure to Pay Insurance.
               If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, the Agent, if the Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, and charge the Loan Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.
     4.13 Payment of Taxes.
               Each Loan Party will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, except those taxes, assessments or Charges to the extent that any Loan Party has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax Lien is stayed or sufficient reserves are established to the reasonable satisfaction of the Agent to protect the Agent’s security interest in or Lien on the Collateral. If any tax by any governmental authority is or may be imposed on or as a result of any transaction between any Loan Party and the Agent, the Issuer or any Lender which the Agent, the Issuer or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in the Agent’s opinion, may possibly create a valid Lien on the Collateral, the Agent may without notice to the Loan Parties pay the taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds the Agent, the Issuer and each Lender harmless in respect thereof. The Agent will not pay any taxes, assessments or Charges to the extent that any Loan Party has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax lien is stayed and/or sufficient reserves are established to the reasonable satisfaction of the Agent to protect the Agent’s security interest in or Lien on the Collateral. The amount of any payment by the Agent under this Section 4.13 shall be charged to the Loan Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations and, until the Loan Parties shall furnish the Agent with an indemnity therefor (or supply the Agent with evidence satisfactory to the Agent that due provision for the payment thereof has been made), the Agent may hold without interest any balance standing to the Loan Parties’ credit and the Agent shall retain its security interest in any and all Collateral held by the Agent.
     4.14 Payment of Leasehold Obligations.
               Unless contested or the subject of a dispute of which the Agent has received written notice, each Loan Party shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at the Agent’s reasonable request will provide evidence of having done so.
     4.15 Receivables.
(a)	Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Loan Party, or work, labor or services theretofore rendered by a Loan Party as of the date each Receivable is created. Same shall be due and owing without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by the Loan Parties to the Agent.

(b)	Solvency of Customers. Each Customer, to the Loan Parties knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of any Loan Party who are not solvent such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover the uncollectible portion.

(c)	Locations of Loan Parties. Each Loan Party’s state of organization and chief executive office are located at the addresses set forth on Schedule 4.15(c) hereto. Until written notice is given to the Agent by the Borrowing Agent of any other office at which any Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d)	Notification of Assignment of Receivables. At any time following the occurrence and during the continuance of an Event of Default or a Default, the Agent shall have the right to send notice of the assignment of, and the Agent’s security interest in, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, the Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. The Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to the Loan Account and added to the Obligations.
(e)	Power of Agent to Act on Loan Parties’ Behalf. The Agent shall have the right, at any time after the occurrence and during the continuance of a Default or an Event of Default, to receive, endorse, assign and/or deliver in the name of the Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes the Agent or the Agent’s designee as such Loan Party’s attorney with power at any time after the occurrence of an Event of Default or Default (i) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to demand payment of the Receivables; (v) to enforce payment of the Receivables by legal proceedings or otherwise; (vi) to exercise all of the Loan Parties’ rights and remedies with respect to the collection of the Receivables and any other Collateral; (vii) to settle, adjust, compromise, extend or renew the Receivables; (viii) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (ix) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (x) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xi) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done with gross negligence or willful misconduct; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. The Agent shall have the right at any time following the occurrence of an Event of Default or Default, to change the address for delivery of mail addressed to any Loan Party to such address as the Agent may designate and to receive, open and dispose of all mail addressed to any Loan Party.
(f)	No Liability. Neither the Agent, the Issuer nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom unless such liability arises from the Agent’s, the Issuer’s or any Lender’s actual gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The Agent may, without notice or consent from any Loan Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. The Agent is authorized and empowered to accept the return of the goods represented by any of the Receivables, without notice to or consent by any Loan Party, all without discharging or in any way affecting any Loan Party’s liability hereunder.
(g)	Establishment of Lockboxes, Collection Account. The Borrowers have established and shall maintain one or more Lockboxes with National City Bank and with each other Lockbox Bank in the name of the Borrowing Agent or such other Borrowers as are acceptable to the Agent, in its sole discretion. The Borrowers have established and will maintain a deposit account (each a “Collection Account”) with each Lockbox Bank in the name of the Borrowing Agent or such other Borrowers, as are acceptable to the Agent, in its sole discretion. In the case of National City Bank, the Cash Concentration Account maintained at National City Bank shall function as the Collection Account maintained at National City Bank for all purposes of this Section 4.15(g). Each Lockbox Bank and the Borrowing Agent (or other applicable Borrower) have entered into agreements establishing the Lockboxes maintained by such Lockbox Bank (each a “Lockbox Agreement”) and agreements with respect to the Collection Account maintained at such Lockbox Bank (each a “Deposit Account Agreement”), each such Lockbox Agreement and Deposit Account Agreement to be in form and substance satisfactory to the Agent. The Borrowing Agent (or other applicable Borrower) and the Agent shall have entered into a Blocked Account Agreement with each Lockbox Bank relating to rights of the Agent with respect to the Lockboxes and the Collection Accounts maintained at such Lockbox Bank; provided, however, that (i) except for those banks set forth in Section 8.3 and those accounts specified in part (ii) of this provision, the Borrowers shall have until sixty (60) days past the Closing Date to obtain such Blocked Account Agreements, and (ii) so long as no Default of Event or Event of Default has occurred and is continuing, no such Blocked Account Agreement shall be required for any Collection Account that, at all times, has less than a $20,000 balance. At such time as the Threshold Availability is $12,500,000 or less, each of the Borrowers shall immediately notify all of its Customers to forward all collections of every kind due such Borrower to a Lockbox (such notices to be in such form and substance as the Agent may reasonably require to from time to time).

Schedule 4.15(g) hereto lists the following information with respect to each Borrower: (i) all present Lockboxes, all Collection Accounts and the Cash Concentration Account, (ii) the name and address of each Lockbox, (iii) the account number of each Collection Account and the Cash Concentration Account, (iv) a contact Person at each Lockbox Bank, and (v) a list describing all Lockbox Agreements, Deposit Account Agreements and Blocked Account Agreements, and all other agreements establishing each Lockbox and Collection Account.

(h)	Processing Collections; Cash Concentration Account. In accordance with the terms of the applicable Blocked Account Agreement, each Lockbox Bank shall be instructed to deposit on a daily basis all collections from Customers of the Borrowers sent to the Lockbox maintained by such Lockbox Bank directly into the applicable Collection Account in the identical form in which such collections were made (except for any necessary endorsements) whether by cash or check. In accordance with the terms of the applicable Blocked Account Agreement, such Lockbox Bank shall be instructed to deposit on a daily basis all funds from collections deposited into such Collection Account to the Cash Concentration Account. The Cash Concentration Account shall not be subject to any deduction, set off, banker’s lien or any other right in favor of any Person. All funds deposited into the Cash Concentration Account shall be the exclusive property of the Agent on behalf of the Lenders and shall be subject to the sole and exclusive control of the Agent and only to such signing authority designated from time to time by the Agent. The Borrowers shall not have control over or any interest in such funds.

Any collections received directly by any Borrower shall be deemed held by such Borrower in trust and as fiduciary for the Lenders. Each of the Borrowers agrees not to commingle any such collections with any of such Borrower’s other funds or property, but to hold such funds separate and apart in trust and as fiduciary for the Lenders until deposit is made into the applicable Collection Account or the Cash Concentration Account. Each of the Borrowers hereby agrees to deposit immediately such directly received collections into any Collection Account maintain by or on behalf of such Borrower or directly into the Cash Concentration Account.

(i)	Adjustments. No Loan Party will, without the Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore (A) customary in the business or industry of such Borrower, and (B) done in the ordinary course of such Borrower’s business.
     4.16 Maintenance of Equipment.
               The Equipment shall be maintained in good operating condition and repair in substantial accordance with industry standards (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and reserved (except where the Loan Party has made a commercially reasonable business judgment not to do so). No Loan Party shall use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation.
     4.17 Exculpation of Liability.
               Nothing herein contained shall be construed to constitute the Agent, the Issuer or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall the Agent, the Issuer or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither the Agent, the Issuer nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to the Agent, the Issuer or such Lender, and neither the Agent, the Issuer nor any Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.
     4.18 Environmental Matters.
(a)	The Loan Parties shall ensure that the Real Property remains in compliance with all Environmental Laws, and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by applicable law or appropriate governmental authorities.

(b)	The Loan Parties shall establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic review of such compliance.

(c)	The Loan Parties shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. The Loan Parties shall use their best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by the Loan Parties in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

(d)	In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Loan Party’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then the Borrowing Agent shall, within five (5) Business Days, give written notice of same to the Agent detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow the Agent to protect its security interest in the Real Property and the

Collateral and is not intended to create nor shall it create any obligation upon the Agent or any Lender with respect thereto.
(e)	The Loan Parties shall promptly forward to the Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Loan Party to dispose of Hazardous Substances and shall continue to forward copies of correspondence between any Loan Party and the Authority regarding such claims to the Agent until the claim is settled. The Loan Parties shall promptly forward to the Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that any Loan Party is required to file under any Environmental Laws. Such information is to be provided solely to allow the Agent to protect the Agent’s security interest in the Real Property and the Collateral.

(f)	The Loan Parties shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all action required by applicable Environmental Laws in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Loan Party shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Loan Party shall fail to comply with any of the requirements of any Environmental Laws, the Agent, on behalf of the Lenders, may, but without the obligation to do so, for the sole purpose of protecting the Agent’s interest in Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as the Agent (or such third parties as directed by the Agent) deem reasonably necessary or advisable, in accordance with applicable Environmental Laws, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by the Agent, the Issuer and the Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by the Loan Parties, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between the Agent, the Issuer any Lender and any Loan Party.

(g)	Promptly upon the written request of the Agent from time to time, the Loan Parties shall provide the Agent, at the Loan Parties’ expense, with an environmental assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of the Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on or at the Real Property; provided, however, so long as no Default or Event of Default has occurred and is continuing, the Agent may not request such environmental assessment or environmental audit report more frequently than once per calendar year; and provided further that the Agent shall not request any such environmental assessment or environmental audit report without having reasonable suspicion of the existence of a Hazardous Discharge. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to the Agent. If such estimates to remove or remediate such Hazardous Discharge, individually or in the aggregate, exceed One Million Dollars ($1,000,000), the Agent shall have the right to require the Loan Parties to post a bond, letter of credit or other security reasonably satisfactory to the Agent to secure payment of these costs and expenses.
(h)	The Loan Parties shall defend and indemnify the Agent, the Issuer and the Lenders and hold the Agent, the Issuer, the Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by the Agent, the Issuer or the Lenders under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of the Agent, the Issuer or any Lender. The Loan Parties’ obligations under this Section 4.18 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. The Loan Parties’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.
     4.19 Financing Statements.
               Except as respects (i) the financing statements filed by the Agent, (ii) the financing statements described on Schedule 1.2, and (iii) those financing statements permitted to be filed hereunder, no financing statement covering any of the Collateral or any proceeds thereof that has not been terminated or (due to the passage of time and the failure to file a continuation statement) is by operation of law is terminated, is on file in any public office.
     V. REPRESENTATIONS AND WARRANTIES.
               Each Loan Party represents and warrants as follows:
     5.1 Authority.
               Each Loan Party has the full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all of its respective

Obligations hereunder and thereunder, as the case may be. This Agreement and the Other Documents to which each Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party, enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents by each Loan Party a party hereto or thereto (a) are within such Loan Party’s corporate or limited liability company powers, as the case may be, have been duly authorized, are not in contravention of law or the terms of such Loan Party’s regulations or by-laws, operating agreement, articles of incorporation, articles of organization or other applicable documents relating to such Loan Party’s formation or organization, as the case may be, or to the conduct of such Loan Party’s business or of any material agreement or undertaking to which such Loan Party is a party or by which such Loan Party is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any agreement, charter document, instrument, regulation or by-law, or other instrument to which such Loan Party is a party or by which it or its property may be bound.
     5.2 Formation and Qualification.
(a)	Each Loan Party is duly incorporated or organized, as the case may be, and in good standing under the laws of the jurisdictions listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the jurisdictions listed on Schedule 5.2(a) which constitute all jurisdictions in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party has delivered to the Agent true and complete copies of its articles or certificate of incorporation, regulations or by-laws, articles of organization and operating agreement or other organizational documents, as the case may be, and will promptly notify the Agent of any amendment or changes thereto.

(b)	The only active operating Subsidiaries of each Loan Party are listed on Schedule 5.2(b).
     5.3 Survival of Representations and Warranties.
               All representations and warranties of each Loan Party contained in this Agreement and the Other Documents, as the case may be, shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents, as the case may be, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.
     5.4 Tax Returns.
               Each Loan Party’s federal tax identification number is set forth on Schedule 5.4. Each Loan Party has filed all federal, state and local tax returns and other reports such Loan

Party is required by law to file (except to the extent an extension to file has properly been made) and has paid all taxes, assessments, fees and other governmental charges that are due and payable (except those taxes, assessments, fees and other governmental charges to the extent that any Loan Party has contested or disputed those taxes, assessments, fees or charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding which are set forth in Schedule 5.4). All applicable income tax returns of each Loan Party have been filed with the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending December 31, 2005 (except to the extent an extension to file has properly been made). The provision for taxes on the books of each Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.
     5.5 Financial Statements.
(a)	The twelve-month cash flow projections of August 1, 2006 of the Borrower and its Subsidiaries on a consolidated basis and their projected balance sheets as of the Closing Date, (copies of which are annexed hereto as Exhibit 5.5(a)) (the “Projections”) were prepared by the Chief Financial Officer of LESCO, Inc., are based on underlying assumptions and estimates which provide a reasonable basis for the projections contained therein and reflect such Chief Financial Officer’s judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.

(b)	The consolidated and consolidating balance sheets of the Borrowers and their Subsidiaries and such other Persons described therein as of December 31, 2005, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to the Agent, have been prepared in accordance with GAAP, consistently applied and present fairly in all material respects the financial condition of the Borrowers and their Subsidiaries at such date and the results of their operations for such period. The consolidated and consolidating balance sheets of the Borrowers and their Subsidiaries and such other Persons described therein as of July 31, 2006, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, have been prepared in accordance with GAAP (subject to normal year-end adjustments, the lack of a physical inventory and the lack of footnote disclosure) consistently applied and present fairly in all material respects the financial condition of the Borrowers and their Subsidiaries at such date and the results of their operations for such period. Since August 1, 2006 there has been no change in the financial condition of the Borrowers and their Subsidiaries taken as a whole as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, Equipment and Real Property (if any) owned by the Borrowers and their respective Subsidiaries, except changes in the ordinary course of business, none of which individually or in the aggregate has had, or reasonably could be believed to cause in the future, a Material Adverse Effect.
     5.6 Corporate Name.
               Except as set forth on Schedule 5.6, no Loan Party has been known by any other corporate name in the past five (5) years and does not sell Inventory under any other name, nor has any Loan Party been the surviving entity of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.
     5.7 O.S.H.A. and Environmental Compliance.
(a)	Except as set forth on Schedule 5.7, each Loan Party has duly complied with, and (i) its facilities, business, assets, property, and Equipment, and (ii) to its knowledge, its leaseholds are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b)	Each Loan Party has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c)	(i) Except as set forth on Schedule 5.7, there are no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property; (iii) to the knowledge of any Loan Party, the Real Property has not ever been used as a treatment, storage or disposal facility of Hazardous Waste and (iv) no Hazardous Substances are present on the Real Property except for products held for sale that comply with all applicable Environmental Laws.
     5.8 Solvency; No Litigation, Violation, Indebtedness or Default.
(a)	After giving effect to the transactions contemplated by this Agreement, the Loan Parties will be solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and all businesses in which they are about to engage, and (i) as of the Closing Date, the fair present saleable value of their assets, calculated on a going concern basis, is in excess of the amount of their liabilities and (ii) subsequent to the Closing Date, the fair saleable value of their assets (calculated on a going concern basis) will be in excess of the amount of their liabilities.

(b)	Except as disclosed in Schedule 5.8(b), no Loan Party has (i) any pending or, to the knowledge of any Loan Party, threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect, and (ii) any liabilities or Indebtedness other than the Obligations.

(c)	No Loan Party is in violation of any applicable statute, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party in violation of any order of any court, governmental authority or arbitration board or tribunal.

(d)	No Loan Party nor any member of the Controlled Group maintains or contributes to any Plan other than those listed on Schedule 5.8(d) hereto. Except as set forth in Schedule 5.8(d), (i) no Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a) (2) of ERISA and Section 412(a) of the Code, whether or not waived, and each Loan Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto to be exempt from federal income tax under Section 501(a) of the Code, (iii) no Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid, (iv) no Plan that is subject to Title IV of ERISA has been terminated by the plan administrator thereof nor by the PBGC, and there has been no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan, (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and no Loan Party knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities and could reasonably be expected to have a Material Adverse Effect, (vi) no Loan Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, (vii) no Loan Party nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code that would have a Material Adverse Effect, (viii) no Loan Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA, (ix) each Loan Party and each member of the Controlled Group has made all contributions due and payable with respect to each Plan, (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period contained in 29 CFR Section 2615.3 has not been waived, (xi) no Loan Party nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of any Loan Party and any member of the Controlled Group, and (xii) no Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

     5.9 Patents, Trademarks, Copyrights and Licenses.
               All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by any Loan Party are set forth on Schedule 5.9(a), are valid and, if owned by a Loan Party, have been duly registered or filed with all appropriate governmental authorities and constitute all of the patents, trademarks, service marks, copyrights, design rights, tradenames, assumed names, trade secrets and licenses which are necessary for the operation of its business; except for such items that are common law rights or where the Loan Party has made a commercially reasonable business judgment not to do so. There is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design right, tradename, trade secret or license and no Loan Party is aware of any grounds for any challenge, except as set forth in Schedule 5.9(b) hereto. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design right, copyright, copyright application and copyright license owned or held by any Loan Party consists of original material or property developed by such Loan Party or was lawfully acquired by such Loan Party from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof, except where the Loan Party has made a commercially reasonable business judgment not to do so. With respect to all customized software licensed by any Loan Party, such Loan Party is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9(c) hereto.
     5.10 Licenses and Permits.
               Except as set forth in Schedule 5.10, each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to comply with or procure such licenses or permits would reasonably be expected to have a Material Adverse Effect.
     5.11 Default of Indebtedness.
               No Loan Party is in default in the payment of the principal of or interest on any Indebtedness (except for trade payables, unless such default would reasonably be expected to have a Material Adverse Effect) or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.
     5.12 No Default.
               Except as set forth on Schedule 5.12, no Loan Party is in default in the payment or performance of any of its contractual obligations and no Default has occurred.

     5.13 No Burdensome Restrictions.
               Except as set forth on Schedule 5.13, no Loan Party is party to any contract or agreement, the performance of which could reasonably be expected to have a Material Adverse Effect. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.
     5.14 No Labor Disputes.
               No Loan Party is involved in any labor dispute; there are no strikes or walkouts or union organization of any of the Loan Party’s employees threatened or in existence and no labor contract is scheduled to expire during the term of this Agreement, unless such dispute, strike, walkout, union, or contract expiration (a) is not reasonably expected to have a Material Adverse Effect or (b) is set forth on Schedule 5.14 hereto.
     5.15 Margin Regulations.
               No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.
     5.16 Investment Company Act.
               No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.
     5.17 Disclosure.
               No representation or warranty made by any Loan Party in this Agreement contains any untrue statement of fact or omits to state any fact necessary to make the statements herein or therein not misleading. No representation or warranty made by any Loan Party in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of material fact or omits to state any fact necessary to make the statements herein or therein not materially misleading. There is no fact known to any Loan Party or which reasonably should be known to such Loan Party which such Loan Party has not disclosed to the Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.
     5.18 Hedging Contracts.
               No Loan Party is a party to, nor will it be a party to, any Hedging Contract unless same provides that damages upon termination following an event of default thereunder are payable on a “two-way basis” without regard to fault on the part of either party.

     5.19 Conflicting Agreements.
               Except for agreements which are to be the subject of one of the Intercreditor Agreements, no provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Loan Party or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained and where a failure to obtain such Consent would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.
     5.20 Application of Certain Laws and Regulations.
               No Loan Party nor any Affiliate of any Loan Party is subject to any statute, rule or regulation which regulates the incurrence of any Indebtedness, including without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services. No product sold by any Loan Party is subject to the Perishable Agricultural Commodities Act 1930, as amended.
     5.21 Business and Property of the Loan Parties.
               Upon and after the Closing Date, the Loan Parties do not propose to engage in any business other than as set forth on Schedule 5.21 hereto and activities necessary to conduct the foregoing. On the Closing Date, each Loan Party will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Loan Party.
     5.22 Section 20 Subsidiaries.
               The Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.
     5.23 Anti-Terrorism Laws.
(a)	No Loan Party nor any Affiliate of any Loan Party, is in violation in any material respect of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)	No Loan Party, nor any Affiliate of any Loan Party or their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”):
(i)	a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)	a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)	a Person with which any Lender or the Issuer is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)	a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v)	a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi)	a Person who is affiliated or associated with a Person listed above.
No Loan Party or, to the knowledge of any Loan Party, any of its agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.
     5.24 Credit Card Agreements.
               Schedule 5.24 sets forth each of the Borrowers’ credit card issuers, processors and all arrangements to which each Borrower is a party with respect to the payment to each Borrower of all proceeds of all credit card charges for sales by each Borrower.
     VI. AFFIRMATIVE COVENANTS.
               Each Borrower shall, and if applicable, each Loan Party shall, until payment in full of the Obligations and termination of this Agreement:
     6.1 Payment of Fees.
               Pay to the Agent on demand all usual and customary fees and expenses which the Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Collection Accounts as provided for in Section 4.15(g). The Agent may, without making demand, charge the Loan Account for all such fees and expenses.
     6.2 Conduct of Business and Maintenance of Existence and Assets.
(a)	Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including, without limitation, all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral;
(b)	Keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and

(c)	Make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof.
     6.3 Violations.
               Promptly notify the Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Loan Party or the Collateral which could reasonably be expected to have a Material Adverse Effect.
     6.4 Government Receivables.
               To the extent any Borrower desires such Receivables to constitute Eligible Receivables, take all steps necessary to protect the Agent’s interest in the Collateral under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances and deliver to the Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Borrower and the United States, any state or any department, agency or instrumentality of any of them.
     6.5 Fixed Charge Coverage Ratio.
               Maintain a Fixed Charge Coverage Ratio (for the Loan Parties on a consolidated basis) of not less than 1.0 to 1.0 calculated as of the last day of the fiscal quarter ending September 30, 2006 for the period equal to the four (4) consecutive fiscal quarters then ending and as of the last day of each fiscal quarter thereafter for the period equal to the four (4) consecutive fiscal quarters then ending.
     6.6 Threshold Availability.
               Notwithstanding anything contained in Section 6.5 herein to the contrary, so long as the Borrowers’ Threshold Availability is not less than or equal to Ten Million Dollars ($10,000,000) for any day during the then current fiscal quarter, the Fixed Charge Coverage Ratio shall not be applicable. If (a) the Borrowers’ Threshold Availability is less than or equal to Ten Million Dollars ($10,000,000) on any day during the then current fiscal quarter, the Fixed Charged Coverage Ratio shall be applicable and shall be calculated as set forth in Section 6.5 as of the last day of the fiscal quarter most recently ended.

     6.7 Execution of Supplemental Instruments.
               Execute and deliver to the Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as the Agent may reasonably request, in order for the full intent of this Agreement to be carried into effect.
     6.8 Payment of Indebtedness.
               Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and each Loan Party shall have provided for such reserves with respect thereto, as the Agent may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of the Lenders and the Issuer.
     6.9 Standards of Financial Statements.
               Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10 and 9.11 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to lack of footnotes, lack of a physical inventory and normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).
     6.10 Anti-Terrorism Laws.
               The Loan Parties and their respective Affiliates and agents shall not (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Loan Parties shall deliver to the Lenders and/or the Issuer any certification or other evidence requested from time to time by any Lender or the Issuer in its sole reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.10.
     VII. NEGATIVE COVENANTS.
               No Loan Party shall until satisfaction in full of the Obligations and termination of this Agreement:

     7.1 Merger, Consolidation, Acquisition and Sale of Assets.
(a)	Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it.

(b)	Sell, lease, transfer or otherwise dispose of any of its properties or assets, except in the ordinary course of its business and except for the Borrower’s Real Property leases in Anaheim and Stockton, California (which leases may be terminated) and its owned Real Property in Windsor, New Jersey (which property may be sold or gifted).
     7.2 Creation of Liens.
               Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.
     7.3 Guarantees.
               Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to the Lenders or the Issuer) except (a) as disclosed on Schedule 7.3, (b) the endorsement of checks in the ordinary course of business, and (c) guarantees made by a Loan Party with respect to the obligations of another Loan Party.
     7.4 Investments.
               Purchase or acquire obligations or stock of, or any other interest in, any Person, except (a) investments existing on the Closing Date and set forth on Schedule 7.4, (b) obligations issued or guaranteed by the United States of America or any agency thereof, (c) commercial paper with maturities of not more than one hundred eighty (180) days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (d) certificates of time deposit and bankers’ acceptances having maturities of not more than one hundred eighty (180) days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000), or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (e) U.S. money market funds (i) rated AAA by Standard & Poors, Inc. or with an equivalent rating from Moody’s Investors Service, Inc., or (ii) that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof or (f) investments by a Loan Party in a Loan Party.
     7.5 Loans.
               Make advances, loans or extensions of credit to any Person (other than another Loan Party), including, without limitation, any Parent, Subsidiary or Affiliate except with respect to the extension of commercial trade credit in connection with the sale of Inventory in the ordinary course of its business.

     7.6 Capital Expenditures.
               Make or incur any Capital Expenditure or commitments for Capital Expenditures (including capitalized leases) in any calendar year in an aggregate amount for the Loan Parties on a consolidated basis in excess of Five Million Dollars ($5,000,000). To the extent the Loan Parties do not expend the full amount of such permitted Capital Expenditures, the Loan Parties may carry forward the unexpended portion of the Capital Expenditures to the immediately succeeding calendar year, but not on a cumulative basis.
     7.7 Dividends.
               Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock or other equity interest, as the case may be, of any Loan Party (other than dividends or distributions payable in stock or other equity interest, as the case may be, or split-ups, or reclassifications of its stock), or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock or other equity interest, as the case may be, or of any options to purchase or acquire any such shares of common or preferred stock or other equity interest, as the case may be, of any Loan Party; except that so long as (a) no Event of Default shall have occurred that has not been waived or cured, and (b) the purpose for such purchase, redemption or dividend shall be as set forth in writing to Agent at least ten (10) days prior to such purchase, redemption or dividend and such purchase, redemption or dividend shall in fact be used for such purpose:
(i)	a Borrower may make dividends to another Borrower;

(ii)	LESCO shall be permitted to pay cash dividends if after giving effect to such payment of cash dividends, the Borrowers shall have (A) Undrawn Availability of greater than $25,000,000 during the entire period commencing ninety (90) days prior to such dividend and after giving effect to such dividend and (B) the Borrowers shall have a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00 calculated as of the end of the month proceeding such dividend for the twelve (12) month period then ending; and

(iii)	LESCO shall be permitted to repurchase or redeem its capital stock if after giving effect to such repurchase or redemption (A) the Borrowers shall have Undrawn Availability of greater than $25,000,000 during the entire period commencing ninety (90) days prior to such repurchase or redemption and after giving effect to such repurchase or redemption, and (B) the Borrowers have a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00 calculated as of the end of the month preceding such repurchase or redemption for the twelve (12) month period then ending.
In addition to the foregoing, the aggregate amount of all dividends, repurchases and redemptions made pursuant to the previous sentence shall not exceed $30,000,000 in the aggregate.

     7.8 Indebtedness.
               Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of:
(a)	Indebtedness existing on the Closing Date and set forth on Schedule 7.8 (including any extensions, renewals or refinancings thereof); provided that the principal amount of such Indebtedness shall not be increased without the prior written consent of the Required Lenders;

(b)	Indebtedness to the Lenders and the Issuer under or pursuant to this Agreement or the Other Documents;

(c)	Indebtedness incurred for Capital Expenditures permitted under Section 7.6 hereof;

(d)	Indebtedness as permitted under Section 7.3 hereof;

(e)	Indebtedness arising from Hedging Contracts entered into in the ordinary course of business consisting of bona fide hedging transactions;

(f)	Indebtedness arising from the purchase of hard goods such as mower decks and spreaders from Commercial Turf Products not to exceed Twelve Million Dollars ($12,000,000) in the aggregate; and

(g)	Other unsecured Indebtedness not to exceed Three Million Dollars ($3,000,000) in the aggregate.
     7.9 Nature of Business.
               Substantially change the nature of the business in which it is currently engaged, nor, except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in its business, as presently conducted.
     7.10 Transactions with Affiliates.
               Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except transactions in the ordinary course of business, on an arm’s length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate.
     7.11 Leases.
               Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed Forty-Two Million Dollars ($42,000,000) in any one fiscal year in the aggregate for all Loan Parties.
     7.12 Subsidiaries.
(a)	Form any Subsidiary unless, (i) (y) such Subsidiary expressly becomes a Borrower and becomes jointly and severally liable for the obligations of the Borrowers hereunder, under the Notes and under any other agreement between any Borrower and the Lenders, or (z) such Subsidiary becomes a Guarantor for the Obligations and, among other things, executes a Guaranty in form and substance reasonably satisfactory to the Agent, (ii) Agent shall have received all documents, including organizational documents and legal opinions it may reasonably require in connection therewith and (iii) such Subsidiary grants first (1st) priority perfected Liens in its assets to the Agent for the benefit of the Issuer and the Lenders, provided, however, to the extent such Subsidiary becomes a Borrower, none of such assets which become Collateral shall be included in the Formula Amount in accordance with the terms of this Agreement until such time as the Agent makes such determination in is sole reasonable discretion; or

(b)	Enter into any partnership, joint venture or similar agreement.
     7.13 Fiscal Year and Accounting Changes.
               Change its fiscal year from a calendar year or make any material change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required or permitted by law.
     7.14 Pledge of Credit.
               Now or hereafter pledge the Agent’s or any Lender’s credit on any purchase or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Borrower’s business as conducted on the date of this Agreement.
     7.15 Amendment of Articles of Incorporation, By-Laws, Articles of Organization, Operating Agreement, Etc.
               Amend, modify or waive any term or material provision of its articles of incorporation, by-laws, certificate of formation, operating agreement or other organizational documents unless required by law.
     7.16 Compliance with ERISA.
               (a) (i) Maintain, or permit any member of the Controlled Group to maintain, or (ii) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan that is subject to Title IV of ERISA, other than those Plans disclosed on Schedule 5.8(d), (b) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA and Section 4975 of the Code, (c) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (d) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event would result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (e) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (f) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (g) fail promptly to notify the Agent of the occurrence of any Termination Event, (h) fail to comply, or permit a member of the Controlled Group to fail to comply in all material respects, with the requirements of ERISA or the Code or other applicable laws in respect of any Plan, (i) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code with respect to any Plan.
     7.17 Credit Card Agreements.
               No Loan Party will, nor will any Loan Party permit any of its Subsidiaries to, enter into, amend, modify, restate or terminate any agreement now or hereafter existing between any such Loan Party or Subsidiary and any credit card issuer or processor unless (a) such Loan Party gives the Agent 30 days prior written notice, and (b) the proceeds of the Loan Parties credit card sales continue to be directly deposited in a deposit account with NCB or another account that is subject to a Deposit Account Control Agreement.
     7.18 Prepayment of Indebtedness.
               At any time, directly or indirectly, prepay any Indebtedness (other than prepayments of trade payables if on terms more favorable to the Borrowers, and other than to the Lenders or the Issuer) or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party.
     VIII. CONDITIONS PRECEDENT.
     8.1 Conditions to Initial Advances.
               The agreement of the Lenders and the Issuer, as the case may be, to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by the Lenders and the Issuer, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:
(a)	Notes. The Agent shall have received the Notes duly executed and delivered by an authorized officer of each Borrower;

(b)	Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of the Agent, a perfected security interest in or Lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and the Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c)	Corporate Proceedings of Borrowers. The Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to the Agent, of the Board of Directors of each Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Notes, and any related agreements, and (ii) the granting by each Borrower of the security interests in and Liens upon the Collateral in each case certified by the Secretary of each Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d)	Incumbency Certificates of Borrowers. The Agent shall have received a certificate of the Secretary of each Borrower, dated the Closing Date, as to the incumbency and signature of the officers of each Borrower executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary;

(e)	Certificates. The Agent shall have received a copy of the Articles of Incorporation or Articles of Organization, as the case may be, of each Loan Party, together with all amendments thereto, certified by the Secretary of State or other appropriate official of such entity’s jurisdiction of incorporation or organization, as the case may be, together with copies of the By-Laws or Operating Agreement, as the case may be, of each Loan Party and all agreements of each Loan Party’s shareholders or members, as the case may be, certified as accurate and complete by the Secretary, Officer or Manager, as the case may be, of each Loan Party;

(f)	Good Standing. The Agent shall have received copies of good standing certificates, or similar certifications, as applicable, for each Loan Party dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such entity’s jurisdiction of incorporation or organization, as the case may be, and each jurisdiction where the conduct of each entity’s business activities or the ownership of each such entity’s properties necessitates qualification;

(g)	Legal Opinion. The Agent shall have received the executed legal opinion of Baker Hostetler, in form and substance satisfactory to the Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, and related agreements as the Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinion to the Agent, the Lenders and the Issuer;
(h)	No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any

Loan Party or against the officers, directors or managers of any Loan Party, (A) in connection with the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of the Agent, is deemed material or (B) which could, in the reasonable opinion of the Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Body;

(i)	Collateral Examination; Trade References. The Agent shall have (i) completed a Collateral examination, the results of which shall be satisfactory in form and substance to the Lenders and the Issuer, (ii) reviewed all books and records in connection with the Collateral, and (iii) reviewed various trade references with respect to the Loan Parties, in form and substance satisfactory to the Agent;

(j)	Fees. The Agent shall have received all fees payable to the Agent, the Lenders and the Issuer on or prior to the Closing Date pursuant to Article III hereof and the Fee Letter;

(k)	Projections. The Agent shall have received a copy of the Projections which shall be satisfactory in all respects to the Lenders and the Issuer;

(l)	Insurance. The Agent shall have received in form and substance satisfactory to the Agent, certificates of insurance for the Loan Parties’ casualty insurance policies, together with loss payable endorsements on the Agent’s standard form of loss payee endorsement naming the Agent as lender loss payee with respect to the Collateral, and certificates of insurance for the Loan Parties’ liability insurance policies, together with endorsements naming the Agent as an additional insured;

(m)	Payment Instructions. The Agent shall have received written instructions from the Borrowers directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(n)	Consents. The Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as the Agent and its counsel shall deem necessary;

(o)	No Adverse Material Change. (i) since July 31, 2006, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to the Agent shall have been proven to be inaccurate or misleading in any material respect;
(p)	Leasehold and Similar Agreements. Unless the Agent puts Reserves in place in accordance with part (b) of the definition of Eligible Inventory, or as otherwise provided in Section 8.3 with respect to the Turf Care Supply Corp. locations, the

Agent shall have received the landlord, mortgagee, warehouseman, bailee, consignment, processing or similar agreements satisfactory to the Agent with respect to all premises leased by the Loan Parties or at which Inventory is located as set forth on Schedule 8.1;

(q)	Contract Review. The Agent shall have reviewed all material contracts of the Loan Parties including, without limitation, all leases, union contracts, labor contracts, vendor supply contracts, license agreements, loan documents and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to the Agent.

(r)	Intercreditor Agreements, Other Documents. The Agent shall have received the executed Intercreditor Agreements and Other Documents, all in form and substance satisfactory to the Agent;

(s)	Existing Indebtedness. The Agent shall have received (i) a payoff letter, in form and substance satisfactory to the Agent, pursuant to which any existing Indebtedness that is to be paid by initial Advances hereunder will be paid in full, and (ii) evidence satisfactory to the Agent that all necessary termination statements, satisfaction documents and any other applicable releases in connection with any existing Indebtedness and all other Liens with respect to the Loan Parties that are not Permitted Encumbrances have been filed or arrangements satisfactory to the Agent have been made for such filing;

(t)	Borrowing Base. The Agent shall have received evidence from the Borrowers that the aggregate amount of Eligible Receivables and Eligible Inventory is sufficient in value and amount to support the Advances in the amount requested by the Borrowers on the Closing Date;

(u)	Undrawn Availability. After giving effect to the initial Advances hereunder and all closing costs, fees and expenses, the Borrowers shall have Undrawn Availability of at least $15,000,000, after (i) payment of all fees and expenses incurred in connection with the credit transaction and (ii) subtraction of all trade payables 60 days or more past due;

(v)	Audits. The Loan Parties shall have delivered all Collateral audits required by the Agent, which audits shall be satisfactory to the Agent;

(w)	TCS Agreements. The Borrowers shall have (i) received a letter satisfactory to Agent regarding certain outstanding issues and potential non-compliance items related to the TCS Supply Agreement and (ii) delivered to the Agent an executed collateral assignment of the TCS Supply Agreement, in form and substance satisfactory to the Agent;
(x)	Credit Card Agreements. The Loan Parties shall have delivered to the Agent each document and agreement required pursuant to Section 5.24 existing as of the Closing Date between any such Loan Party and any credit card issuer or processor and (b) evidence that all proceeds received by the Loan Parties from any credit card issuer or processor is being delivered directly into a deposit account maintained with NCB;

(y)	Investment Account. The Loan Parties shall have transferred all monies invested in the Morgan Stanley Prime Investment Fund to an account maintained by the Agent or the Issuer by the Closing Date, and shall establish an investment account with such party by October 10, 2006. The aforementioned investment account shall be subject to an Investment Account Security Agreement and Investment Account Control Agreement, each in form and substance satisfactory to the Agent in its reasonable business judgment; and

(z)	Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Agent and its counsel.
     8.2 Conditions to Each Advance.
               The agreement of the Lenders and the Issuer to make any Advance requested to be made on any date (including, without limitation, the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made.
(a)	Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and any related agreements to which it is a party, as the case may be, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b)	No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that, the Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default.

(c)	Maximum Advances. In the case of any Advances requested to be made, after giving effect thereto, the aggregate Advances shall not exceed the maximum amount of Advances permitted under Section 2.1 hereof.
Each request for an Advance by the Borrowing Agent hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

     8.3 Post-Closing Conditions to Advances.
               Except as otherwise provided herein, the Lenders shall not be required to make any new Advances if:
(a)	Collection Accounts. Prior to 30 days after the Closing Date, the Agent shall not have received (i) from Bank of America, KeyBank National Association and National City Bank (or replacement banks acceptable to the Agent in its sole and reasonable good faith judgment) duly executed (A) Blocked Account Agreements, (B) Lockbox Agreements, and (C) Deposit Account Agreements, or other agreements establishing the Collection Accounts acceptable to the Agent for the collection or servicing of the Receivables and proceeds of the Collateral and (ii) evidence satisfactory to the Agent that the Borrowers have directed all Customers to remit payments to the Collection Accounts;

(b)	Turf Care Supply Corp. Bailee Agreements. Prior to 10 Business Days after the Closing Date, the Agent shall not have received bailee agreements satisfactory to the Agent with respect to all Turf Care Supply Corp. locations at which Inventory is located;

(c)	Real Property Leases. Prior to 90 days after the Closing Date, the Agent shall not have received a copy of all Real Property leases to which any Loan Party is a party (it being understood that the Loan Parties shall not have to redeliver any Real Property leases delivered in connection with executed landlord waivers); and

(d)	Collateral Assignment of Lease and Fleet Management Services Agreement. Prior to 30 days after the Closing Date, the Agent shall not have received a copy of the Collateral Assignment of the Lease and Fleet Management Services Agreement, which shall be in form and substance satisfactory to the Agent in its sole and reasonable good faith judgment.

(e)	Pledge of Shares. Prior to 30 days after the Closing Date, the Agent shall not have received the original share certificates for all of the issued and outstanding stock of LESCO Services, Inc. and AIM Laws & Garden Products, Inc., along with blank stock powers and an executed pledge agreement, which shall be in form and substance satisfactory to the Agent in its sole and reasonable good faith judgment.
     IX. INFORMATION AS TO THE LOAN PARTIES.
               Each Borrower shall, on behalf of itself and the other Loan Parties, until satisfaction in full of the Obligations and the termination of this Agreement:
     9.1 Disclosure of Material Matters.
               Immediately upon learning thereof, report to the Agent (a) all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral including, without limitation, any Loan Party’s reclamation or repossession of, or the return to any Loan

Party of, a material amount of goods or material claims or material disputes asserted by any Customer or other obligor, and (b) any proposed amendment, restatement, modification or supplement to the TCS Supply Agreement, whether proposed by any Loan Party or by Turf Care Supply Corp.
     9.2 Schedules.
               Deliver to the Agent on or before the fifteenth (15th) day of each calendar month as and for the prior calendar month (a) accounts receivable agings (in invoice date form) of the Borrowers (reconciled to the general ledger and the Borrowing Base Certificate), (b) accounts payable schedules of the Borrowers (reconciled to the general ledger), (c) Inventory reports of the Borrowers (which shall include a lower of cost or market calculation and which shall be reconciled to the general ledger and Borrowing Base Certificate), (d) a Borrowing Base Certificate (which shall be calculated as of the last day of the prior calendar month and which shall not be binding upon the Agent or restrictive of the Agent’s rights under this Agreement), and (e) an updated Schedule 8.1 including a summary of all related landlord, warehouseman, bailee or similar waivers. Deliver to the Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, all documents, certificates and other reports, including, without limitation, a compliance certificate demonstrating its compliance with the financial standards set forth in Section 6(d) of the TCS Supply Agreement, except to the extent such standards have been modified or compliance therewith has been waived, delivered to Turf Care Supply Corp. in accordance with the terms of the TCS Supply Agreement. Deliver to the Agent, to the extent not required by Section 9.8, on or before thirty (30) days following the end of each fiscal quarter, a calculation of the Fixed Charge Coverage Ratio calculated in accordance with Sections 6.5 (only for information purposes). In addition, each Borrower shall deliver to the Agent on or before the 1st day of each Week as and for the prior Week an interim Borrowing Base Certificate (which shall be calculated as of the last day of the prior Week and which shall be binding upon the Agent or restrictive of the Agent’s rights under this Agreement) reflecting all activity (sales, collections, credits, etc.) impacting the accounts of the Borrowers for all Business Days of the immediately preceding Week. The amount of Eligible Inventory to be included on such interim Borrowing Base Certificate shall be calculated and updated monthly pursuant to this Section 9.2 and which is satisfactory to the Agent. In addition, each Borrower will deliver to the Agent at such intervals as the Agent may reasonably require: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as the Agent may require including, without limitation, trial balances and test verifications. The Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form reasonably satisfactory to the Agent and executed by each applicable Borrower and delivered to the Agent from time to time solely for the Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to the Agent shall not affect, terminate, modify or otherwise limit the Agent’s Lien with respect to the Collateral.

     9.3 Environmental Reports.
               Furnish the Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a certificate signed by the President, Chief Financial Officer or Treasurer of each Loan Party stating, to the best of his knowledge, that each Loan Party is in compliance in all material respects with all applicable Environmental Laws. To the extent any Loan Party is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Loan Party will implement in order to achieve full compliance.
     9.4 Litigation.
               Promptly notify the Agent in writing of any litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect.
     9.5 Material Occurrences.
               Promptly notify the Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to the Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of the Loan Parties on a consolidated and consolidating basis as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two (2) plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party to a tax imposed by Section 4971 of the Code; (d) each and every default by any Loan Party which would reasonably be expected to result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Loan Party which could reasonably be expected to have a Material Adverse Effect; in each case, to the extent permitted by applicable law, describing the nature thereof and the action the Loan Parties propose to take with respect thereto.
     9.6 Government Receivables.
               Notify the Agent immediately if any of its Receivables arise out of contracts between any Borrower and the United States or any department, agency or instrumentality thereof.
     9.7 Annual Financial Statements.
               Furnish the Agent within ninety (90) days after the end of each fiscal year of the Loan Parties, financial statements of the Loan Parties on a consolidated and consolidating basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by the Loan Parties and satisfactory to the Agent (the “Accountants”). In addition, the reports shall be accompanied by a certificate of the Loan Parties signed by each Loan Party’s Chief Financial Officer which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by such Loan Party with respect to such event, and such certificate shall have appended thereto calculations which set forth compliance with the requirements or restrictions imposed by Sections 6.5, 7.6 and 7.11 hereof.
     9.8 Quarterly and Monthly Financial Statements.
               Furnish the Agent within forty (40) days after the end of each fiscal quarter and thirty (30) days after the end of each calendar month, an unaudited balance sheet of the Loan Parties on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of the Loan Parties on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter or month, as applicable, and for such quarter or month, as applicable, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of the Loan Parties. The reports shall be accompanied by a certificate of each Loan Party’s Chief Financial Officer, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by the Loan Parties with respect to such event and, such certificate shall have appended thereto calculations which set forth the Loan Parties’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.6 and 7.11 hereof.
     9.9 Other Reports.
               Furnish the Agent as soon as available, but in any event within ten (10) days after the filing thereof, with copies of such financial statements, proxy statements, registration statements, reports and returns as each Loan Party is or may be required to file with the United States Securities Exchange Commission or any State Securities Commission.
     9.10 Additional Information.
               Furnish the Agent with such additional information as the Agent shall reasonably request in order to enable the Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by the Loan Parties including, without limitation and without the necessity of any request by the Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice that any Loan Party changed the state in which it filed its article of incorporation, organization or other formation documents, and (c) promptly upon any Loan Party’s learning thereof, notice of any material labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound.
     9.11 Projected Operating Budget.
               Furnish the Agent, (i) no later than fifteen (15) days prior to the beginning of each fiscal year of the Loan Parties, commencing with fiscal year 2007 and each fiscal year thereafter during the term of this Agreement, a preliminary month by month projected operating budget and cash flows of the Loan Parties on a consolidated and consolidating basis for such fiscal year (including an income statement and statement of cash flows for each calendar month and a balance sheet, Threshold Availability and Undrawn Availability projection as at the end of each calendar month), and (ii) no later than March 15, commencing with fiscal year 2007 and each fiscal year thereafter during the term of this Agreement, a final month by month projected operating budget and cash flows of the Loan Parties on a consolidated and consolidating basis for such fiscal year (including an income statement and statement of cash flows for each calendar month and a balance sheet, Threshold Availability and Undrawn Availability projection as at the end of each calendar month), all of such projections to be accompanied by a certificate signed by the Chief Financial Officer of each Loan Party to the effect that such projections and forecasts have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reasonable basis to question the reasonableness of any material assumptions on which such projections were prepared.
     9.12 Notice of Suits, Adverse Events.
               Furnish the Agent with prompt notice of (a) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business, (b) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; (c) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Loan Party, or if copies thereof are requested by the Lender and/or the Issuer, and (d) copies of any material notices and other communications from any Governmental Body which specifically relate to any Loan Party.
     9.13 ERISA Notices and Requests.
               Furnish the Agent with immediate written notice in the event that (a) any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (b) any Loan Party or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (c) a funding waiver request has been filed with respect to any Plan together with all communications received by any Loan Party or any member of the Controlled Group with respect to such request, (d) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (e) any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (f) any Loan Party or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (g) any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (h) any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (i) any Loan Party or any member of the Controlled Group knows that (1) a Multiemployer Plan has been terminated, (2) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (3) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.
     9.14 Credit Card Agreements.
               Promptly notify the Agent of any (a) proposed or actual change, amendment, restatement, or modification under any existing or future agreements with any credit card issuer or processor, and (b) receipt by any Borrower of any notice of or action of or any action is taken in respect of any claimed default (whether or not constituting a default) under any existing or future agreement with any credit card issuer or processor; and
     9.15 Additional Documents.
               Execute and deliver to the Agent, upon request, such documents and agreements as the Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.
     X. EVENTS OF DEFAULT.
               The occurrence of any one or more of the following events shall constitute an “Event of Default”:
     10.1 Payment of Obligations.
               Failure by any Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;
     10.2 Misrepresentations.
               Any representation or warranty made or deemed made by any Loan Party in this Agreement or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith, as the case may be, shall prove to have been misleading in any material respect on the date when made or deemed to have been made;
     10.3 Failure to Furnish Information.
               Failure by any Loan Party to (a) furnish financial information required to be provided hereunder when due, (b) furnish financial information requested by the Agent within ten (10) days after such information is requested, or (c) permit the inspection of its books or records;
     10.4 Liens Against Assets.
               The issuance of a notice of Lien (except for Permitted Liens), levy, assessment, injunction or attachment against a material portion of any Loan Party’s property which is not stayed, lifted or bonded within thirty (30) days;
     10.5 Breach of Covenants.
               (a) Except as otherwise provided for in Sections 10.1 and 10.3, failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition, covenant herein contained (other than those in Sections 4.6, 4.7, 4.9 or 6.3 hereof), or contained in any other agreement or arrangement, now or hereafter entered into between any Loan Party and the Agent, any Lender or the Issuer; or (b) failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition, covenant herein contained in Sections 4.6, 4.7, 4.9 or 6.3 hereof and such failure shall continue for thirty (30) days from the occurrence of such failure or neglect;
     10.6 Judgment.
               Any judgment or judgments are rendered or judgment liens filed against any Loan Party for an aggregate amount in excess of Four Hundred Fifty Thousand Dollars ($450,000) which within thirty (30) days of such rendering or filing is not either appealed, satisfied, stayed or discharged of record;
     10.7 Insolvency and Related Proceedings of the Loan Parties.
               Any Loan Party shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of creditors, (c) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (d) be adjudicated a bankrupt or insolvent, (e) file a petition seeking to take advantage of any other law providing for the relief of debtors, (f) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (g) take any action for the purpose of effecting any of the foregoing;
     10.8 Insolvency; Cessation of Operations.
               Any Loan Party shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

     10.9 Bankruptcy.
               Any Affiliate or Subsidiary of any Loan Party shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of creditors, (c) admit in writing its inability, or be generally unable to pay its debts as they become due or cease operations of its present business, (d) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing;
     10.10 Material Adverse Effect.
               Any change in any Loan Party’s condition or affairs (financial or otherwise) which in the Agent’s reasonable opinion has a Material Adverse Effect;
     10.11 Loss of Priority Lien.
               Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (unless otherwise permitted pursuant to the terms of this Agreement or the Other Documents);
     10.12 Breach of Material Agreements.
               (a) A default of the obligations of any Loan Party under any other material agreement to which it is a party, including, without limitation, the TCS Supply Agreement, shall occur which adversely affects its condition, affairs; prospects (financial or otherwise) which default is not cured within any applicable cure period or (b) a default of any Loan Party giving rise to termination of the TCS Supply Agreement, or the termination (or giving notice of termination) by any Loan Party of the TCS Supply Agreement unless such termination is in connection with establishment of one or more replacement supply chains; provided that, such supply chain(s) shall be acceptable to the Agent in its sole but commercially reasonable discretion, or (c) when the Availability Block is not in place, any Loan Party or the Agent receives notice that Turf Care Supply Corp. intends to exercise any rights or remedies in connection with the TCS Supply Agreement, including, without limitation, its intention to accelerate the terms of payment pursuant to Section 6(d)(ii) of the TCS Supply Agreement;
     10.13 Cross Default; Cross Acceleration.
               Any Loan Party shall (a) default in any payment of principal of or interest on any Indebtedness beyond any period of grace with respect to such payment or (b) default in the observance of any other covenant, term or condition contained in any agreement or instrument pursuant to which such Indebtedness is created, secured or evidenced, if the effect of such default is to cause the acceleration of any such Indebtedness (whether or not such right shall have been waived);

     10.14 Termination of Guaranty.
               Termination or breach of any Guaranty or similar agreement executed and delivered to the Agent in connection with the Obligations of any Loan Party, if any, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or similar agreement;
      10.15 Change of Control.
               Any Change of Control shall occur;
      10.16 Invalidity of Credit Agreement.
               Any material provision of this Agreement shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to the Agent;
     10.17 Loss of Material Intellectual Property.
               Any Governmental Body shall (i) revoke, terminate, suspend or adversely modify any material license, permit, patent, trademark or tradename of any Loan Party, or (ii) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (iii) schedule or conduct a hearing on the renewal of any such license, permit, trademark, tradename or patent necessary for the continuation of any Loan Party’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (b) any agreement which is necessary or material to the operation of any Loan Party’s business shall be revoked or terminated and not replaced by a substitute acceptable to the Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;
     10.18 Destruction of Collateral.
               Any portion of the Collateral with a value in excess of $250,000 shall be seized or taken by a Governmental Body, or any Loan Party or the title and rights of any Loan Party shall have become the subject matter of litigation which might, in the reasonable opinion of the Agent, upon final determination, result in material impairment or loss of the security provided by this Agreement or the Other Documents;
     10.19 Business Interruption.
               The operations of any Loan Party are interrupted at any time for more than seven (7) consecutive days, which interruption would reasonably be expected to have a Material Adverse Effect; or

     10.20 ERISA Events.
               An event or condition specified in Sections 7.16 or 9.13 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur, or in the opinion of the Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of the Agent, would have a Material Adverse Effect.
     XI. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.
     11.1 Rights and Remedies.
               Upon the occurrence of (a) an Event of Default pursuant to Section 10.7, all Obligations shall be immediately due and payable and this Agreement and the obligation of the Lenders and the Issuer to make Advances shall be deemed terminated; and, (b) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Lenders, all Obligations shall be immediately due and payable and the Lenders and the Issuer shall have the right to terminate this Agreement and to terminate the obligation of the Lenders and the Issuer to make Advances and (c) a filing of a petition against any Loan Party in any involuntary case under any state or federal bankruptcy laws, the obligation of the Lenders and the Issuer to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over any Loan Party. Upon the occurrence of any Event of Default, the Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take, to the extent permitted by applicable law, possession of and sell any or all of the Collateral with or without judicial process. The Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and the Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as the Agent may deem advisable and the Agent may require the Loan Parties to make the Collateral available to the Agent at a convenient place. With or without having the Collateral at the time or place of sale, the Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as the Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Agent shall give the Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to the Loan Parties at least five (5) days prior to such sale or sales is reasonable notification. At any public sale the Agent, any Lender or the Issuer may bid for and become the purchaser, and the Agent, any Lender, the Issuer or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, the Agent is granted permission to use all of each Loan Party’s trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with (y) Inventory for the purpose of disposing of such Inventory and (z) Equipment for the purpose of completing the manufacture of unfinished goods. The proceeds realized from the sale of any Collateral shall be applied as follows: first, to the reasonable costs, expenses and attorneys’ fees and expenses incurred by the Agent for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second, to interest due upon any of the Obligations and any fees payable under this Agreement; and, third, to the principal of the Obligations. If any deficiency shall arise, the Loan Parties shall remain liable to the Agent, the Lenders and the Issuer therefor.
     11.2 Agent’s Discretion.
               The Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies the Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of the Agent’s, the Lenders’ or the Issuer’s rights hereunder.
     11.3 Setoff.
               In addition to any other rights which the Agent, any Lender or the Issuer may have under applicable law, upon the occurrence of an Event of Default hereunder, the Agent, such Lender and the Issuer, including any branch, Subsidiary or Affiliate of the Agent, such Lender or the Issuer, shall have a right to apply any Loan Party’s property held by the Agent, such Lender, the Issuer, such branch, Subsidiary or Affiliate to reduce the Obligations.
     11.4 Rights and Remedies not Exclusive.
               The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.
     11.5 Allocation of Payments After Event of Default.
               Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral shall be paid over or delivered as follows:
               FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of the Agent in connection with enforcing the rights of the Lenders and the Issuer under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Agreement;
               SECOND, to payment of any fees owed to the Agent;
               THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders and the Issuer in connection with enforcing its rights under this Agreement and the Other Documents or otherwise with respect to the Obligations owing to such Lender or the Issuer;
               FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest arising under or pursuant to this Agreement or the Other Documents;
               FIFTH, to the payment of the outstanding principal amount of the Obligations constituting Advances (including the payment or cash collateralization of the outstanding amount of Letters of Credit);
               SIXTH, to all other Obligations and other obligations owed to the Agent and its Affiliates that shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above;
               SEVENTH, to all other Obligations and other obligations owed to the other Lenders and their respective Affiliates that shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above;
               EIGHTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders and the Issuer shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that then outstanding Advances held by such Lender or the Issuer bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH”, “SIXTH” and “SEVENTH” above; and (c) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (i) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (ii) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SIXTH” and “SEVENTH” above in the manner provided in this Section 11.5.
     XII. WAIVERS AND JUDICIAL PROCEEDINGS.
     12.1 Waiver of Notice.
               Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

     12.2 Delay.
               No delay or omission on the Agent’s, any Lender’s or the Issuer’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.
     12.3 Jury Waiver.
               EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     XIII. EFFECTIVE DATE AND TERMINATION.
     13.1 Term.
               This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, the Agent, the Lenders and the Issuer, shall become effective on the date hereof and shall continue in full force and effect until September 28, 2011 (the “Facility Termination Date”) unless sooner terminated as herein provided. Without limiting Section 11.1, (a) the commitment to lend hereunder shall expire on the Facility Termination Date and (b) all unpaid Obligations shall be paid in full; jointly and severally, by the Borrowers on the Facility Termination Date. The Borrowers may terminate this Agreement with at least thirty (30) days’ prior written notice thereof to the Agent, upon (a) the payment in full of all outstanding loans, together with accrued and unpaid interest thereon, (b) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Agent of a cash deposit as required by Section 2.10, (c) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon, and (d) the payment in full of any amount due under Section 2.11.
     13.2 Termination.
               The termination of this Agreement shall not affect any Loan Party’s, the Agent’s, any Lender’s or the Issuer’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to the Agent, the Lenders and the Issuer hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Loan Account may from time to time be temporarily in a zero or credit position, until all of the monetary Obligations of each Loan Party have been paid or performed in full after the termination of this Agreement or each Loan Party has furnished the Agent, the Lenders and the Issuer with an indemnification satisfactory to the Agent, the Lenders and the Issuer with respect thereto. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and the Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all monetary Obligations paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all monetary Obligations are paid or performed in full. Without limitation, all indemnification obligations contained herein shall survive the termination hereof and payment in full of the Obligations.
     XIV. REGARDING AGENT.
     14.1 Appointment.
               Each Lender and the Issuer hereby designates NCBC to act as the Agent for such Lender and the Issuer under this Agreement and the Other Documents. Each Lender and the Issuer hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and the Agent shall hold all Collateral, payments of principal and interest, fees, charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of the Lenders and the Issuer. The Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Notes) the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that the Agent shall not be required to take any action which exposes the Agent to liability or which is contrary to this Agreement or the Other Documents or applicable law unless the Agent is furnished with an indemnification reasonably satisfactory to the Agent with respect thereto.
     14.2 Nature of Duties.
               The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be (a) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their actual gross negligence or willful misconduct, or (b) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any of the Other Documents, as the case may be, or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder. The Agent shall not be under any obligation to any Lender or the Issuer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party. The duties of the Agent as respects the Advances to the Borrowers shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender or the Issuer; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein.
     14.3 Lack of Reliance on Agent and Resignation.
               Independently and without reliance upon the Agent, any other Lender or the Issuer, each Lender and the Issuer has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (b) its own appraisal of the creditworthiness of each Loan Party. The Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender or the Issuer with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof. The Agent shall not be responsible to any Lender or the Issuer for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of any Loan Party, or the existence of any Event of Default or any Default.
               The Agent may resign on sixty (60) days’ written notice to each of the Lenders, the Issuer and the Borrowing Agent and upon such resignation, the Required Lenders will promptly designate a successor to the Agent reasonably satisfactory to the Loan Parties.
               Any such successor of the Agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former the Agent’s rights, powers and duties as the Agent shall be terminated, without any other or further act or deed on the part of such former the Agent. After the Agent’s resignation as the Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

     14.4 Certain Rights of Agent.
               If the Agent shall request instructions from the Lenders and the Issuer with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Lenders; and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, the Lenders and the Issuer shall not have any right of action whatsoever against the Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.
     14.5 Reliance.
               The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. The Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care.
     14.6 Notice of Default.
               The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless the Agent has received notice from a Lender, the Issuer or a Loan Party referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders and the Issuer. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders and the Issuer.
     14.7 Indemnification.
               To the extent the Agent is not reimbursed and indemnified by the Loan Parties, each Lender will reimburse and indemnify the Agent and the Issuer in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent or the Issuer in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s actual gross negligence or willful misconduct.
     14.8 Agent in its Individual Capacity.
               With respect to the obligation of the Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as the Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender. The Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
     14.9 Delivery of Documents.
               To the extent the Agent receives financial statements required under Sections 9.7, 9.9, 9.10 and 9.12 and a Borrowing Base Certificate pursuant to the terms of this Agreement, the Agent will promptly furnish such documents and information to the Lenders and the Issuer.
     14.10 Borrowers’ Undertaking to Agent.
               Without prejudice to their respective obligations to the Lenders and/or the Issuer under the other provisions of this Agreement, each Borrower hereby undertakes with the Agent to pay to the Agent from time to time on demand all amounts from time to time due and payable by it for the account of the Agent, the Lenders or the Issuer or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of the Lenders and the Issuer or the relevant one or more of them pursuant to this Agreement.
     14.11 No Reliance on Agent’s Customer Identification Program.
               Each of the Lenders and the Issuer acknowledges and agrees that neither such Lender nor the Issuer, nor any of their Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Issuer’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any record keeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other laws.
     14.12 Collateral Matters.
(a)	The Lenders hereby irrevocably authorize the Agent, at its option and in its sole discretion, to release any Liens granted to the Agent by the Loan Parties on any

Collateral (i) upon the termination of this credit facility, payment and satisfaction in full in cash of all Obligations (other than unliquidated Obligations), and the cash collateralization of all unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting Collateral being sold or disposed of if the Loan Party disposing of such Collateral certifies to the Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting Collateral in which no Loan Party has at any time during the term of this Agreement owned any interest, (iv) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (v) owned by or leased to any Loan Party which is subject to a purchase money security interest or which is the subject of a capitalized lease, in either case, entered into by such Loan Party pursuant to Section 7.6, or (vi) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to Section 11.1. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release any Liens upon particular types or items of Collateral pursuant to this Section 14.12. Except as provided in the preceding sentence, the Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $5,000,000 during any calendar year without the prior written authorization of the Required Lenders.
(b)	Upon receipt by the Agent of any authorization required pursuant to Section 14.2 from the Required Lenders of the Agent’s authority to release any Liens upon particular types or items of Collateral, and upon at least five Business Days prior written request by the Loan Parties, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of its Liens upon such Collateral; provided that, (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
(c)	The Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected, or insured or has been encumbered, or that the Liens granted to the Agent therein have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Agent pursuant to any of the Other Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion given the Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.
(d)	Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.
     14.13 Borrowing Agency Provisions.
(a)	Each Borrower hereby irrevocably designates the Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or the Borrowers, and hereby authorizes the Agent to pay over or credit all loan proceeds hereunder in accordance with the request of the Borrowing Agent.
(b)	The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. Neither the Agent, any Lender nor the Issuer shall incur liability to the Borrowers as a result thereof. To induce the Agent, the Lenders and the Issuer to do so and in consideration thereof, each Borrower hereby indemnifies the Agent, each Lender and the Issuer and holds the Agent, each Lender and the Issuer harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Agent, any Lender or the Issuer by any Person arising from or incurred by reason of the handling of the financing arrangements of the Borrowers as provided herein, reliance by the Agent, any Lender or the Issuer on any request or instruction from the Borrowing Agent or any other action taken by the Agent, any Lender or the Issuer with respect to this Section 14.13 except due to willful misconduct or gross negligence by the indemnified party.
(c)	All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted to the Agent, any Lender or the Issuer to any Borrower, failure of the Agent, any Lender or the Issuer to give any Borrower notice of borrowing or any other notice, any failure of the Agent, any Lender or the Issuer to pursue or preserve its rights against any Borrower, the release by the Agent, any Lender or the Issuer of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by the Agent, any Lender or the Issuer to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses. Without limiting the generality of the foregoing, each of the Borrowers hereby acknowledges and agrees that any and all actions, inactions or omissions by any one or more, or all, of the Borrowers in connection with, related to or otherwise affecting this Agreement or any of the Other Documents are the obligations of, and inure to and are binding upon, each and all of the Borrowers, jointly and severally.
     14.14 Waivers.
               Each Borrower expressly waives (a) any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations and (b) any defense it may otherwise have to the payment and performance of the Obligations based on any contention that its liability hereunder and under the Other Documents is limited and not joint and several. Each Borrower acknowledges and agrees that the foregoing waivers serve as a material inducement to the agreement of the Lenders and the Issuer to make the Advances, and that the Lenders and the Issuer are relying on each specific waiver and all such waivers in entering into this Agreement. The undertakings of each Borrower hereunder secure the Obligations of itself and the other Borrowers.
     XV. [RESERVED].
     XVI. MISCELLANEOUS.
     16.1 Governing Law.
               This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the State of Ohio, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to the Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed four (4) days after the same shall have been so deposited in the mails of the United States of America, or, at the Agent’s, any Lender’s and or the Issuer’s option, by service upon the Borrowing Agent which each Loan Party irrevocably appoints as such Loan Party’s Agent for the purpose of accepting service within the State of Ohio. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of the Agent, any Lender or the Issuer to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by any Loan Party against the Agent, any Lender or the Issuer involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of Cuyahoga, State of Ohio.
     16.2 Entire Understanding.
(a)	This Agreement and the documents executed concurrently herewith contain the entire understanding between each Loan Party, the Agent, each Lender and the Issuer and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, the Agent’s, each Lender’s and the Issuer’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)	The Required Lenders, the Agent with the consent in writing of the Required Lenders, and the Loan Parties may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by the Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of the Lenders, the Issuer, the Agent or the Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, the consent of the Issuer must be obtained with respect to any amendment, waiver or consent with respect to Sections 2.8, 2.9, 2.10 or any other provisions, the amendment or waivers of which would adversely affect the Issuer and, provided, further, that no such supplemental agreement shall, without the consent of all of the Lenders affected thereby, the Borrowing Agent (on behalf of all Borrowers) and acknowledged by the Agent:
(i) increase the Commitment Percentage or maximum dollar commitment of any Lender or increase the Maximum Revolving Advance Amount.

(ii) extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by the Borrowers to the Lenders and/or the Issuer pursuant to this Agreement.

(iii) alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b).
(iv) except as provided in Section 14.12, release all or substantially all of the Collateral.
(v) change the rights and duties of the Agent.
(vi) permit any Revolving Advance to be made if after giving effect thereto the sum of the Revolving Advances outstanding and the amount of Letters of Credit outstanding hereunder would exceed (x) the Maximum Revolving Advance Amount or (y) the Formula Amount for more than thirty (30) consecutive Business Days or exceed one hundred five percent (105%) of the Formula Amount.
(vii) increase the Advance Rates above the Advance Rates in effect on the Closing Date.
(viii) release any Loan Party from the Obligations under this Agreement, the applicable Guaranty, if any, or any Other Document.
(ix) alter, amend or modify Section 11.5 hereof.
Any such supplemental agreement shall apply equally to each Lender and the Issuer and shall be binding upon the Loan Parties, the Lenders, the Issuer, the Agent and all future holders of the Obligations. In the case of any waiver, the Loan Parties, the Agent, the Lenders and the Issuer shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.
          Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (c) any other provision of this Agreement, the Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances and the amount of Letters of Credit outstanding at any time to exceed one hundred five percent (105%) of the Formula Amount for up to thirty (30) consecutive Business Days provided that such outstanding Advances do not exceed the Maximum Revolving Advance Amount. For purposes of the preceding sentence, the discretion granted to the Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables” or “Eligible Inventory”, as applicable, becomes ineligible or collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event the Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than five (5%), the Agent shall use its efforts to have the Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess.

Revolving Advances made after the Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.
          In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, the Agent is hereby authorized by the Loan Parties, the Lenders and the Issuer, from time to time in the Agent’s sole discretion, (a) after the occurrence and during the continuation of a Default or an Event of Default, or (b) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Advances to the Borrowers on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (iii) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving Advances, the outstanding Revolving Advances and the amount of Letters of Credit outstanding do not exceed one hundred five percent (105%) of the Formula Amount; provided that such amount shall in no event exceed the Maximum Revolving Advance Amount.
     16.3 Transfers and Assignments.
(a)	Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Loan Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Agent. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except: (i) to an Eligible Assignee in accordance with the provisions of Section 16.3(b), (ii) by way of participation in accordance with the provisions of Section 16.3(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 16.3(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 16.3(d) and, to the extent expressly contemplated hereby, the Affiliates of each of the Agent, the Lenders and the respective directors, officers, employees, agents and advisors of such Affiliates of each of the Agent, the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)	Transfer of Commitments. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its commitment to make Advances hereunder and the Advances at the time owing to such Lender); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s commitment to make Advances hereunder and the Advances at the time owing to such Lender or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the commitment to make Advances hereunder (which for this purpose includes Advances outstanding thereunder) or, if the applicable commitment to make Advances hereunder is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than Five Million Dollars ($5,000,000), in the case of any assignment in respect of Revolving Advances, unless each of the Agent otherwise consents (each such consent not to be unreasonably withheld, delayed or conditioned); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the commitment to make Advances hereunder assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations in Revolving Advances on a non-pro rata basis; (iii) any assignment of a commitment to make Advances hereunder must be approved by the Agent and the Issuer unless the Person that is the proposed assignee is itself a Lender with a commitment to make Advances hereunder (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent all information about such Eligible Assignee as the Agent shall require. Subject to acceptance and recording thereof by the Agent pursuant to Section 16.3(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 16.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 16.3(d).
(c)	Maintenance of Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its office in Cleveland, Ohio, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments to make Advances hereunder of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowing Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)	Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowing Agent or the Agent, sell participations to any Person (other than a natural person or any Loan Party or any of the Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its commitment to make Advances hereunder and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 16.2(b)(i) through (ix) that affects such Participant. The Loan Parties agree that each Participant shall be entitled to the benefits of Sections 2.2(f), 2.2(g), 2.5(d), 3.8, 3.9, 3.10, 16.5 and 16.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 16.3(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.3 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12(d) as though it were a Lender.
A Participant shall not be entitled to receive any greater payment under Section 16.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that is not incorporated under the Laws of the United States of America or a state thereof shall not be entitled to the benefits of Section 11.3 unless the Loan Parties are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 16.16 as though it were a Lender.
(e)	Pledge of Interests. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)	Revolving Credit Notes. The Borrowers shall execute and deliver: (i) to the Agent, the transferor and the transferee, any consent or release (of all or a portion of the obligations of the transferor) to be delivered in connection with each Assignment and Assumption, (ii) if a Lender’s entire interest in its commitments to make Advances hereunder and in all of its Advances have been transferred to the transferee, appropriate replacement notes against return of the Revolving Credit Notes (each marked “replaced”) held by the transferor and (iii) if only a portion of a Lender’s interest in its commitments to make advances hereunder and Advances has been transferred, replacement notes to each of the transferor and the transferee against return of the original such Revolving Credit Notes of the transferor (each marked “replaced”) held by the transferor; provided, that, simultaneously with the Borrowers’ delivery of new Revolving Credit Notes pursuant to this Section 16.3(f), the transferor Lender will deliver to the Borrowing Agent any note being replaced in whole or in part, and each such note delivered by the transferor Lender shall be conspicuously marked “replaced” when so delivered.
(g)	Replacement of Certain Lenders. If any Lender is a Defaulting Lender hereunder, then, the Borrowing Agent may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 16.3(b)), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided that: (i) the Borrowing Agent shall have received the prior written consent of the Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts). None of the Lenders shall be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowing Agent to require such assignment and delegation cease to apply.
(h)	Replacement of Lenders. If, (i) in connection with any proposed amendment, waiver or consent hereunder pursuant to Section 16.2(b) hereof requiring the consent of all Lenders, the consent of Required Lenders is obtained but the consent of all Lenders whose consent is required is not obtained or (ii) any Lender is in default of its obligations hereunder (any Lender withholding consent or in default as described in clauses (i) and (ii) hereof being referred to as the “Affected Lender”), then, so long as the Agent is not the Affected Lender, the Agent may, at the sole expense of the Loan Parties, upon notice to the Affected Lender and the Borrowing Agent, require the Affected Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 16.3(b)), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts). The Agent is hereby irrevocably authorized to execute any and all documents required to effectuate the foregoing as attorney-in-fact for the Affected Lender, if such Lender fails or refuses to execute and deliver the same within three (3) Business Days after the date of such demand.
     16.4 Application of Payments.
               The Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or the Agent, any Lender or the Issuer receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by the Agent, such Lender or the Issuer.
     16.5 Indemnity.
               Each Loan Party shall indemnify the Agent, each Lender, the Issuer and each of their respective officers, directors, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Agent, any Lender or the Issuer in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not the Agent, any Lender or the Issuer is a party thereto, except to the extent that any of the foregoing arises out of the actual gross negligence or willful misconduct of the party being indemnified.
     16.6 Notice.
(a)	Any notice or request hereunder may be given to the Borrowing Agent or any Loan Party or to the Agent, any Lender or the Issuer at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice provided to the Borrowing Agent shall be deemed to have been given to each other Loan Party. Any Notice shall be effective:
(i) In the case of hand-delivery, when delivered;
(ii) If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;
(iii) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);
(iv) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;
(v) if delivered by posting to an Approved Electronic Platform, an internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 16.18 to be delivered thereunder), when such Notice shall have been made generally available on such Approved Electronic Platform, internet website or similar device to the party being notified (regardless of whether such party must accomplish, and whether or not such party shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such party has been notified that such communication has been posted to the Approved Electronic Platform;
(vi) In the case of electronic transmission, when actually received; and
(vii) If given by any other means (including by overnight courier), when actually received.
(b)	Any Lender or the Issuer giving a Notice to the Borrowing Agent or any Loan Party shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders ad the Issuer of its receipt of such Notice.

(i)	If to Agent or NCBC at:	National City Business Credit, Inc.
1965 East 6th Street
4th Floor, Locator 01-3049
Attention: Anthony D. Alexander
Telephone: 216-222-9302
Telecopier: 216-222-9355
Email: anthony.alexander@nationalcity.com

(ii)	If to the Issuer at:	National City Bank
1965 East 6th Street
4th Floor
Locator 01-3049
Cleveland, Ohio 44114
Attention: M. Kate George
Telephone: 216-222-2951
Telecopier: 216-222-9555
Email: mary.george@nationalcity.com

(iii)	If to a Lender other than the Agent, as specified on the signature pages hereof.

(iv)	If to Borrowing Agent
	or any Borrower, at:	LESCO, Inc.
Tower at Erieview
1301 E. 9th Street
Suite 1300
Cleveland, OH 44114-1849
Attention: CFO
Telephone: (216) 706-9250
Telecopier: (216) 706-1632
Email: mweisbarth@lesco.com

	And	LESCO, Inc.
Tower at Erieview
1301 E. 9th Street
Suite 1300
Cleveland, OH 44114-1849
Attention: Law Department
Telephone: (216) 706-9250
Telecopier: (216) 706-5165
Email: kminahan@lesco.com
(c)	Use of Electronic Platform. Notwithstanding clauses (a) and (b) above unless the Agent requests that the provisions of clauses (a) and (b) above be followed) and any other provision in this Agreement or any Other Document providing for the delivery of any Approved Electronic Communication by any other means, the Borrowing Agent shall deliver all Approved Electronic Communications to the Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Agent to such electronic mail address (or similar means of electronic delivery) as the Agent may from time to time in writing notify the Borrowing Agent. Nothing in this clause (c) shall prejudice the right of the Lender to deliver any Approved Electronic Communication to any party hereto in any manner authorized in this Agreement or to request that the Borrowing Agent effect delivery in such manner.
     16.7 Survival.
               The obligations of the Loan Parties under Sections 2.2(f), 3.8, 3.9, 3.10, 4.18(h), 14.7 and 16.5 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.
     16.8 Severability.
               If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.
     16.9 Expenses.
               All costs and expenses including, without limitation, reasonable attorneys’ fees (including the allocated costs of in house counsel) and disbursements incurred by (a) the Agent, on its behalf or on behalf of the Lenders and/or the Issuer, the Issuer and the Lenders in defending or prosecuting any actions or proceedings arising out of or relating to the Agent’s, any Lender’s or the Issuer’s transactions with any Loan Party and (b) the Agent, on its behalf or on behalf of the Lenders and/or the Issuer, (i) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, (ii) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, (iii) in instituting, maintaining, preserving, enforcing and foreclosing on the Agent’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (iv) in connection with any advice given to the Agent, any Lender or the Issuer with respect to its rights and obligations under this Agreement and all related agreements, may be charged to the Loan Account and shall be part of the Obligations.
     16.10 Injunctive Relief.
               Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Lenders and/or the Issuer; therefore, the Agent, if the Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

     16.11 Consequential Damages.
               Neither the Agent, nor any Lender nor the Issuer, nor any agent or attorney for any of them, shall be liable to any Loan Party for any special, incidental, consequential or punitive damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.
     16.12 Captions.
               The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.
     16.13 Counterparts; Telecopied Signatures.
               This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.
     16.14 Construction.
               The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.
     16.15 Confidentiality; Sharing Information.
(a)	The Agent, the Lenders, the Issuer and each transferee of the Agent, the Lenders or the Issuer pursuant to Section 16.3 (a “Transferee”) shall hold all non-public information obtained by the Agent, the Lenders, the Issuer or such Transferee in accordance with such party’s customary procedures for handling confidential information of this nature; provided, however, the Agent, the Lenders, the Issuer and such Transferee may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) to the Agent, the Lenders, the Issuer and such Transferee and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by applicable law or court order, the Agent, the Lenders, the Issuer and such Transferee shall use their best efforts prior to disclosure thereof, to notify the applicable Loan Party of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of the Agent, the Lenders, the Issuer or such Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall the Agent, the Lenders, the Issuer or such Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of the Agent, the Lenders or the Issuer in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.
(b)	Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender, the Issuer or by one or more Subsidiaries or Affiliates of such Lender or the Issuer and each Loan Party hereby authorizes each Lender and the Issuer to share any information delivered to such Lender or the Issuer by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender or the Issuer to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender or the Issuer, it being understood that any such Subsidiary or Affiliate of any Lender or the Issuer receiving such information shall be bound by the provisions of Section 16.15 as if it were a Lender or the Issuer, as the case may be, hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of the Agreement.
     16.16 USA Patriot Act.
               Each Lender, the Issuer or assignee or participant of a Lender or the Issuer that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United states or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender or the Issuer is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within ten (10) days after the Closing Date, and (ii) as such other times as are required under the USA Patriot Act.
     16.17 Publicity.
               Each Loan Party, each Lender and the Issuer hereby authorizes the Agent to make appropriate announcements of the financial arrangement entered into among the Loan Parties, the Agent, the Lenders and the Issuer, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as the Agent shall in its sole and absolute discretion deem appropriate.
     16.18 Posting of Approved Electronic Communications.
               The Agent and the Borrowers agree that the Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Borrowers Lender by posting such Approved Electronic Communications on IntraLinks ™ or a substantially similar electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Electronic Platform”).

               Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Agent, the Lenders, the Issuer and the Borrowers acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged, each of the Agent, the Lenders, the Issuer and the Borrowers hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understand and assume the risks of such distribution. Each of the Agent, the Lenders, the Issuer and the Borrowers agrees that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Agent’s generally-applicable document retention procedures and policies.
               THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. The Agent and any of its Affiliates or any of its respective officers, directors, employees, agents, advisors or representatives do not warrant the accuracy, adequacy or completeness of the approved electronic communications or the approved electronic platform and expressly disclaim liability for errors or omissions in the approved electronic platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or such Affiliates or such officers, directors, employees, agents, advisors or representatives in connection with the Approved Electronic Platform or the Approved Electronic Communications.
     16.19 WAIVER OF JURY TRIAL. EACH LOAN PARTY AND THE LENDERS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
     16.20 CONFESSION OF JUDGMENT. THE LOAN PARTIES HEREBY AUTHORIZE ANY ATTORNEY-AT-LAW TO APPEAR IN ANY COURT OF RECORD IN ANY COUNTY IN THE STATE OF OHIO OR ELSEWHERE WHERE A LOAN PARTY HAS A PLACE OF BUSINESS, SIGNED THIS NOTE OR CAN BE FOUND, AFTER THE LENDER DECLARES A DEFAULT AND ACCELERATE THE BALANCES DUE UNDER THIS AGREEMENT, TO WAIVE THE ISSUANCE OF SERVICE OF PROCESS AND CONFESS JUDGMENT AGAINST THE LOAN PARTIES IN FAVOR OF THE LENDER FOR THE AMOUNTS THEN APPEARING DUE, TOGETHER WITH THE COSTS OF SUIT, AND THEREUPON TO RELEASE ALL ERRORS AND WAIVE ALL RIGHT OF APPEAL AND STAY OF EXECUTION.

THE LOAN PARTIES AGREE AND CONSENT THAT THE ATTORNEY CONFESSING JUDGMENT ON BEHALF OF THE LOAN PARTIES HEREUNDER MAY ALSO BE COUNSEL TO THE LENDER OR ANY OF ITS AFFILIATES, WAIVES ANY CONFLICT OF INTEREST WHICH MIGHT OTHERWISE ARISE, AND CONSENTS TO THE LENDER PAYING SUCH CONFESSING ATTORNEY A LEGAL FEE OR ALLOWING SUCH ATTORNEY’S FEES TO BE PAID FROM ANY PROCEEDS OF COLLECTION OF AGREEMENT OR COLLATERAL SECURITY THEREFOR.
[Remainder of Page Intentionally Left Blank]

               Each of the parties has signed this Agreement as of the day and year first above written.
WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

BORROWERS: LESCO, Inc.
By:	/s/ Michael A. Weisbarth
	Name:	Michael A. Weisbarth
	Title:	V.P., CFO and Treasurer

WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

LESCO Services, Inc.
By:	/s/ Michael A. Weisbarth
	Name:	Michael A. Weisbarth
	Title:	V.P., CFO and Treasurer

WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

LESCO Technologies, LLC
By:	/s/ Michael A. Weisbarth
	Name:	Michael A. Weisbarth
	Title:	V.P., CFO and Treasurer

WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

AIM Laws & Garden Products, Inc.
By:	/s/ Michael A. Weisbarth
	Name:	Michael A. Weisbarth
	Title:	V.P., CFO and Treasurer

AGENT AND LENDERS: National City Business Credit, Inc., as Lender and as Agent
By:	/s/ Anthony Alexander
	Name:	Anthony Alexander
	Title:	Vice President

Commitment Percentage: 68.18%

National City Bank, a national banking association, as Issuer
By:	/s/ Joseph Kwasny
	Name:	Joseph Kwasny
	Title:	Senior Vice President

North Fork Business Credit Corporation, as a Lender
By:	/s/ Robert L. Heinz
	Name:	Robert L. Heinz
	Title:	Senior Vice President

Commitment Percentage: 31.82%

Address for Notice:
1415 W. 22nd Street, Suite 750 E. Oak Brook, IL 60523 Attention: Regional Manager Telephone: (630) 684-7206 Telecopier: (630) 684-0228 Email: RHeinz@NFB.com

LIST OF SCHEDULES AND EXHIBITS
               All Schedules to the Revolving Credit and Security Agreement:

a.	Schedule 1.2 Liens
b.	Schedule 4.5 Inventory
c.	Schedule 4.15(c) Loan Parties’ Chief
Executive Offices
d.	Schedule 4.15(g) Accounts
e.	Schedule 5.2(a) Incorporation/Organization
f.	Schedule 5.2(b) Subsidiaries
g.	Schedule 5.4 Tax Returns
h.	Schedule 5.6 Corporate Name
i.	Schedule 5.7 O.S.H.A. and Environmental
Compliance
j.	Schedule 5.8(b) Litigation
k.	Schedule 5.8(d) Plan
l.	Schedule 5.9 Patents, Trademarks, Copyrights
and Licenses
m.	Schedule 5.10 Licenses and Permits
n.	Schedule 5.11 Defaults on Indebtedness
o.	Schedule 5.12 Other Defaults
p.	Schedule 5.13 Burdensome Restrictions
q.	Schedule 5.14 Labor Disputes
r.	Schedule 5.21 Business and Property
s.	Schedule 7.3 Guarantees
t.	Schedule 7.4 Investments
u.	Schedule 7.8 Indebtedness
v.	Schedule 8.1 Inventory
               All Exhibits to the Revolving Credit and Security Agreement:

a.	Exhibit A Form of Borrowing Base Certificate
b.	Exhibit 2.1(a) Form of Revolving Credit Note
c.	Exhibit 5.5(a) Projections